UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RSP PERMIAN, INC.

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RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

April 28, 2017

To Our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of RSP Permian, Inc. The Annual Meeting will be held on Thursday, May 25, 2017, at 9:00 a.m., local time, at our headquarters located at 3141 Hood Street, Dallas, Texas 75219. The Annual Meeting will be held in suite 700 on the seventh floor.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

In addition to the Proxy Statement, you have also received a copy of our 2016 Annual Report to Stockholders, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2016 Annual Report to Stockholders on our website at www.rsppermian.com.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or, alternatively, vote your shares on the internet or by phone by following the instructions included in the Proxy Statement. See “About the Annual Meeting—How do I vote?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting on the internet or by phone does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Steven Gray

Steven Gray

Chief Executive Officer and Director

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., local time, on Thursday, May 25, 2017

LOCATION	RSP Permian, Inc. 3141 Hood Street, Suite 700 Dallas, Texas 75219

ITEMS OF BUSINESS	1. To elect the three directors named in the Proxy Statement to hold office until the 2020 annual meeting;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3. To hold an advisory vote to approve executive compensation; and

4. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on Monday, April 3, 2017, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares over the internet at www.voteproxy.com, by phone toll-free at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 25, 2017. The Proxy Statement and accompanying 2016 Annual Report to Stockholders are available at www.rsppermian.com.

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

PROXY STATEMENT

We are providing these proxy materials in connection with the 2017 Annual Meeting of Stockholders of RSP Permian, Inc. to be held on Thursday, May 25, 2017, at 9:00 a.m., local time, at our headquarters located at 3141 Hood Street, Dallas, Texas 75219. The Annual Meeting will be held in suite 700 on the seventh floor. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2016 Annual Report to Stockholders were first provided to stockholders on or about April 28, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “RSP Permian,” “our company,” “the Company,” “us,” “we” and “our” refer to RSP Permian, Inc. and its consolidated subsidiaries.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2017 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular Annual Meeting of Stockholders. Stockholders will be voting on the following matters at the Annual Meeting:

1.	Election of the three directors named in the Proxy Statement to hold office until the 2020 annual meeting, which we refer to as Proposal 1;

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017, which we refer to as Proposal 2;

3.	An advisory vote to approve the Company’s compensation programs for executive officers, which we refer to as Proposal 3 or the say-on-pay vote; and

4.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Steven Gray, Michael Grimm and Scott McNeill as directors;

2.	For the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

3.	For approval of the Company’s executive compensation programs as set forth in Proposal 3.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set Monday, April 3, 2017 as the record date for the Annual Meeting, which we refer to as the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 158,590,003 shares of common stock outstanding and entitled to vote on the Record Date. Pursuant to the escrow agreements entered into in connection with our acquisition of Silver Hill Energy Partners, LLC, a Delaware limited liability company (“SHEP I”) and Silver Hill E&P II, LLC, a Delaware limited liability company (“SHEP II” and together with SHEP I, “Silver Hill”), 1,509,591 shares of common stock and 1,614,320 shares of common stock payable to the respective sellers were put in escrow as a source of payment for the sellers’ obligation to indemnify the Company, RSP Permian, L.L.C., a Delaware limited liability company and wholly owned subsidiary of the Company (“RSP LLC”), and their affiliates. For the duration of the escrow, the voting power with respect to the escrowed shares is held by RSP LLC. As of the Record Date, there were a total of 3,123,911 shares remaining in the escrow accounts. RSP LLC intends to vote those shares for each of Proposal 1, Proposal 2 and Proposal 3. For details of the Silver Hill acquisition, please refer to our Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 28, 2016 and March 1, 2017.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, you properly vote by internet or phone, you submit a proxy card or a voting instruction card has been properly submitted on your behalf. Both abstentions and broker non-votes are also counted as present for the purpose of determining the presence of a quorum.

What is a broker non-vote?

A broker non-vote is a share of common stock that is beneficially owned by a person or entity and held by a broker, bank or other nominee, but for which the broker, bank or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner regarding how to vote on such matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a majority of the votes cast. This means that each of the three individuals nominated for election to the Board of Directors will be elected only if the number of shares voted “for” his election exceeds 50% of the votes cast with respect to his election. The votes cast include votes “for” that director’s election plus votes to withhold authority with respect to his election, and exclude abstentions and broker non-votes. Therefore, abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

The say-on-pay vote is only advisory in nature and has no binding effect on us or our Board of Directors. Our Board of Directors will consider the say-on-pay vote approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. Accordingly, abstentions and broker non-votes will not be counted as votes cast for or against Proposal 3.

How do I vote?

You can vote in person at the meeting, by internet or phone (using the instructions on the accompanying proxy card or voting instruction card) or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card or voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by internet, phone or proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in “street name” (through a bank, broker or other nominee), you must obtain a proxy from your bank, broker or other nominee and bring that proxy to the meeting.

Will my shares be voted if I don’t vote by internet or phone or provide my proxy and don’t vote in person at the Annual Meeting?

Shares held in your name will not be voted if you do not provide a proxy or vote.

If you hold your shares in street name, your broker, bank or other nominee may be able to vote your shares for certain “routine” matters even if you do not provide the broker, bank or other nominee with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2017 is considered routine. For matters not considered routine, including the election of directors and the say-on-pay vote, if you do not give your broker, bank or other nominee instructions on how to vote your shares, the broker, bank or other nominee will return the proxy card without voting on that proposal. This is a broker non-vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated James Mutrie as proxy. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, brokers, banks and other nominees do not have the discretion to vote on the election of directors or matters relating to executive compensation. It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held in street name so that your shares will be voted in the election of directors and the say-on-pay vote.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” (with instructions indicating the nominee for which you are withholding your vote). For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company will pay for the costs of this proxy solicitation, including the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers, banks and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers, banks and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change my vote or revoke my proxy after I vote by internet or phone or return my proxy card or voting instruction card?

Yes. Even if you vote by internet or phone or sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to change your vote or revoke your proxy. You can revoke your proxy at any time before your proxy is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, by timely changing your vote by internet or phone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. However, by signing, dating and returning a proxy card or voting instruction card or submitting your proxy and voting instructions by internet or phone, you will give to the person named as proxy (i.e., James Mutrie) discretionary voting authority with respect to any matter that may properly come before the Annual Meeting and of which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for our 2016 annual meeting of stockholders or by February 24, 2017, which is the date specified by the advance notice provisions set forth in our Amended and Restated Bylaws, and he intends to vote on any such other matter in accordance with his best judgment.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect three directors to serve on the Board of Directors. The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors will consist of a number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of eight directors. The Company’s Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2018, 2019 and 2017, respectively. Currently Class I has three directors, Class II has two directors and Class III has three directors.

The Board of Directors has nominated Steven Gray, Michael Grimm and Scott McNeill for election as Class III directors for three-year terms expiring at the 2020 annual meeting. Messrs. Gray, Grimm and McNeill currently serve as directors. In addition, Mr. Gray also serves as our Chief Executive Officer, Mr. McNeill also serves as our Chief Financial Officer and Mr. Grimm currently serves as the Chairman of our Board.

When elected, a director serves until his or her successor has been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. The Company did not receive any stockholder nominations for director.

Each of the Board’s nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement, and to serving as a director if elected at the Annual Meeting. However, if any nominee for any reason is unable to serve or for good cause will not serve, your proxies will be voted for such substitute nominee designated by our Board, unless otherwise directed. The Company is not aware of any nominee who will be unable to or will not serve as a director. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Directors are elected by a majority of the votes cast. This means that each of the three individuals nominated for election to the Board of Directors will be elected only if the number of shares voted “for” his election exceeds 50% of the votes cast with respect to his election. The votes cast include votes “for” that director’s election plus votes to withhold authority with respect to his election, and exclude abstentions and broker non-votes. Therefore, abstentions and broker non-votes will not affect the outcome of the election of directors.

The Company’s Amended and Restated Bylaws require that if a director nominee who is also an incumbent director fails to be reelected and no successor has been elected, the director must promptly tender his or her resignation to the Chairman of the Board or the Secretary following the certification of the stockholder vote. The Nominating & Governance Committee of the Board will consider the tendered resignation and recommend to the Board whether to accept or reject it. The Board will act on the tendered resignation within 90 days following the certification of the stockholder vote, taking into account The Nominating & Governance Committee’s recommendation. The Nominating & Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate and relevant. The director who failed to be reelected by a majority of the votes cast by stockholders at the Annual Meeting will not vote with respect to the recommendation of The Nominating & Governance Committee’s recommendation or the Board’s decision regarding whether or not to accept his resignation. The Board will promptly disclose its decision to accept or reject such resignation.

The Board of Directors unanimously recommends that you vote FOR all three of its nominees.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has selected Grant Thornton LLP, or Grant Thornton, to audit the consolidated financial statements of the Company as of December 31, 2017, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the selection of Grant Thornton.

Grant Thornton has served as the Company’s independent registered public accounting firm since the Company’s inception. The Company has been advised by Grant Thornton that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Grant Thornton will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Certificate of Incorporation nor the Company’s Amended and Restated Bylaws require that stockholders ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton but may, nonetheless, retain Grant Thornton as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or represented by proxy, at the Annual Meeting is necessary to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and related rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing stockholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this Proxy Statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Currently the advisory vote on the compensation of our named executive officers will occur every year. The next such advisory vote will therefore occur at our 2018 Annual Meeting of Stockholders.

In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative discussion contained in this Proxy Statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy, policies and practices seek to pay for performance and align stockholder and executive interests. Consistent with this philosophy, the Compensation Committee of the Board of Directors believes our executive compensation program is reasonable and aligned with stockholder interests.

The Board of Directors recommends that you vote in favor of the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for this Annual Meeting pursuant to Rule 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative executive compensation disclosures, is hereby approved.”

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Board of Directors unanimously recommends that you vote FOR approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Nominees

Name and Experience	Age	Class

Steven Gray, Director and Chief Executive Officer, co-founded RSP Permian, L.L.C. in 2010. He has served as our Chief Executive Officer and as a member of our Board of Directors since our formation and served RSP Permian, L.L.C. as Co-Chief Executive Officer from its inception until our IPO and as Chief Executive Officer of RSP Permian, L.L.C. since our IPO. In 2006, Mr. Gray co-founded Pecos Operating Company, LLC, an oil and natural gas exploration and production company with operations in the Permian Basin, with Messrs. Daugbjerg and Huck. In 2000, Mr. Gray founded Pecos Production Company, an NGP-backed oil and natural gas exploration and production company that operated in the Permian Basin until it was sold in 2005 to Chesapeake Energy Corporation. From 1993 to 2000, Mr. Gray was a Co-Founder, President and Chief Operating Officer of NGP-backed Vista Energy Resources (“Vista”). Prior to forming Vista, Mr. Gray was employed for 11 years as a petroleum engineer with various companies. He received a B.S. in Petroleum Engineering from Texas Tech University and has 35 years of experience in the oil and natural gas industry.

Mr. Gray has significant experience as a chief executive officer and chief operating officer of oil and natural gas exploration and production companies and broad knowledge of the oil and natural gas industry. We believe his background and skill set, including that he is a petroleum engineer, enable Mr. Gray to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	57	III

Michael Grimm, Chairman of the Board, co-founded RSP Permian, L.L.C. in 2010 and has served as our Chairman of the Board since our formation. Prior to being named our Chairman of the Board, Mr. Grimm served as the Co-Chief Executive Officer of RSP Permian, L.L.C. since its inception until our initial public offering. In 1995 Mr. Grimm co-founded Rising Star Energy, L.L.C. and served as its President and Chief Executive Officer and in such capacity, was involved in many acquisitions, divestitures and drilling programs in the Permian Basin. From 2001 to 2006, Rising Star Energy, L.L.C. partnered with Natural Gas Partners and operated properties in the Permian Basin and owned interests in properties in South Texas and West Texas. From 2006 to present, Mr. Grimm served as President and CEO of Rising Star Energy Development Company, L.L.C., which owned properties in the Permian Basin and Rising Star Petroleum, L.L.C., which owns properties in the Permian Basin. From 1990 to 1994, Mr. Grimm served as Vice President of Worldwide Exploration and Land for Placid Oil Company. Prior to that, Mr. Grimm was employed for 13 years in the land and exploration department for Amoco Production Company in Houston, New Orleans and Chicago. He has a B.B.A. degree from the University of Texas at Austin. Mr. Grimm has more than 38 years of experience in the oil and gas industry and currently serves as a Director for Energy Transfer Partners, L.P.	62	III

Name and Experience	Age	Class
Mr. Grimm has significant experience as a chief executive of oil and natural gas exploration and production companies and broad knowledge of the oil and natural gas industry. We believe his background and skill set enable Mr. Grimm to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

Scott McNeill, Director and Chief Financial Officer, has served as our Chief Financial Officer since our formation and as a member of our board of directors since December 2013. Mr. McNeill has served RSP Permian, L.L.C. as Chief Financial Officer since April 2013. Prior to joining the company, Mr. McNeill served as a Managing Director in the energy investment banking group of Raymond James. Mr. McNeill spent 15 years as an investment banker advising a wide spectrum of companies operating in the exploration and production, midstream, and energy service and equipment segments of the energy industry. Mr. McNeill is licensed as a Certified Public Accountant. He earned a B.B.A. from Baylor University and an M.B.A. from the University of Texas at Austin.

Mr. McNeill has significant experience with energy companies and investments and broad knowledge of the oil and natural gas industry as well as significant expertise in finance. We believe his background and skill set make Mr. McNeill well-suited to serve as a member of our Board of Directors.

	45	III

Continuing Directors

Name and Experience	Age	Class

Joseph B. Armes, Director, has served as a member of our Board of Directors since December 2013. Since January 2014, Mr. Armes has been the Chairman of the Board of Capital Southwest Corporation (“CSWC”), a publicly traded investment company. In addition, since September 2015, Mr. Armes has served as Chairman of the Board and Chief Executive Officer of CSW Industrials, Inc., a publicly-traded diversified industrial growth company. Mr. Armes served as Chief Executive Officer and President of CSWC from June 2013 to September 2015. Since 2010, Mr. Armes served as President and Chief Executive Officer of JBA Investment Partners, a family investment vehicle. From 2005 to 2010, Mr. Armes served as Chief Operating Officer of Hicks Holdings, LLC. Prior to 2005, Mr. Armes served as Executive Vice President and General Counsel and later as Chief Financial Officer of Hicks Sports Group, LLC, as Executive Vice President and General Counsel of Suiza Foods Corporation (now Dean Foods Company) and Vice President and General Counsel of The Morningstar Group Inc. Rangers Equity Holdings GP LLC, a subsidiary of Hicks Sports Group LLC, had an involuntary bankruptcy filed against it in the U.S. Bankruptcy Court for the Northern District of Texas on May 28, 2010. Mr. Armes received a B.B.A. in Finance and an M.B.A. from Baylor University and a J.D. from Southern Methodist University.

Mr. Armes has significant experience as an executive officer and director in a variety of public companies and an extensive background in strategic investing. We believe his background and skill set make Mr. Armes well-suited to serve as a member of the Board of Directors.

	55	II

Ted Collins, Jr., Director, has served as a member of our board of directors since January 2014. Mr. Collins has been an independent oil and gas producer since 2000. He served as President of Collins & Ware Inc. from 1988 to 2000, when its assets were sold to Apache Corporation. From 1982 to 1988, Mr. Collins was President of the predecessors of EOG Resources, and HNG Oil Company, HNG Internorth Exploration Co. and Enron Oil and Gas Company. From 1969 to 1982, Mr. Collins served as Executive Vice President of American	78	I

Name and Experience	Age	Class

Quasar Petroleum Company. In addition, Mr. Collins has served as a director of the general partner of Energy Transfer Partners, L.P. since 2004, as a director of CLL Global Research Foundation since 2009, as a director of Oasis Petroleum Inc. since 2011, as a director of Energy Transfer Equity, L.P. since 2015 and as a director of the Kimball Royalty Trust, LP since 2017. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association, the Petroleum Club of Midland and has served as Chairman of the Midland Wildcat Committee since 1984. Mr. Collins received a B.S. in Geological Engineering from the University of Oklahoma.

Mr. Collins has significant experience as an independent oil and gas producer and as an executive officer in various positions and a director of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set enable Mr. Collins to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

Kenneth V. Huseman, Director, has served as a member of our board of directors since May 2015. Mr. Huseman served as a director of Basic Energy Services (“Basic”), a publicly-traded oilfield services company, from 1999 until 2016, and is self-employed in real estate investment and ranching. He previously served as Basic’s President and Chief Executive Officer from 1999 until September 2013. Prior to joining Basic, he was employed in management positions with various energy services companies from 1978 until 1999. Mr. Huseman also previously served as a director of Natural Gas Services Group, Inc. from June 2011 until February 2013. Mr. Huseman is the President and majority owner of Huseman Logistics, Inc., a partner of Mecedora Ranches, LLC and the Managing Partner of Kenneth Huseman Family Partnership, LP. Mr. Huseman received a B.B.A. in Accounting from Texas Tech University.

Mr. Huseman has significant experience in the oil and gas industry, including as an executive officer in various positions and a director of oil and gas service companies, and has broad knowledge of the oil and gas industry. We believe his background and skill set enable Mr. Huseman to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	64	I

Matthew S. Ramsey, Director, has served as a member of our board of directors since January 2014. Since November 2015, Mr. Ramsey has served as a director and the President and Chief Operating Officer of the general partner of Energy Transfer Partners, L.P., a publically-traded master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. In April 2015, Mr. Ramsey was appointed as the Chairman of the Board of the general partner of Sunoco, L.P., having been previously appointed to the board in August 2014. Since July 2012, Mr. Ramsey has served as a member of the board of directors of the general partner of Energy Transfer Equity, L.P., and as a member of its audit and compensation committees. Since November 2016, Mr. Ramsey has served as Chairman of the board of directors, President and Chief Operations Officer of PennTex Midstream GP, LLC. From 2000 until November 2015, Mr. Ramsey served RPM Exploration, Ltd., a private oil and gas exploration limited partnership generating and drilling 3-D seismic prospects on the Gulf Coast of Texas, as President and a member of the board of directors of its general partner, Ramsey, Pawelek & Maloy, Inc. From March 2012 to July 2012, Mr. Ramsey served as a member of the board of directors of Southern Union Company. Currently, Mr. Ramsey also serves as President of Ramsey Energy Management, LLC, the general partner of Ramsey Energy Partners, I, Ltd., a private oil and gas partnership; President of Dollarhide Management, LLC, the general	62	II

Name and Experience	Age	Class

partner of Deerwood Investments, Ltd., a private oil and gas partnership; President of Gateshead Oil, LLC, a private oil and gas partnership; and Manager of MSR Energy, LLC, the general partner of Shafter Lake Energy Partners, Ltd., a private oil and gas partnership. Previously, Mr. Ramsey served as President of DDD Energy, Inc. from 2001 until its sale in 2002; President, Chief Executive Officer and a member of the board of directors of OEC Compression Corporation, a publicly-traded oil field service company, from 1996 to 2000; and Vice President of Nuevo Energy Company, an independent energy company, from 1991 to 1996. Additionally, from 1990 to 1996, he was employed by Torch Energy Advisors, Inc., a company providing management and operations services to energy companies, where he last served as Executive Vice President. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of the Harvard Business School Advanced Management Program.

Mr. Ramsey has significant experience as an executive officer and director in a variety of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set make Mr. Ramsey well-suited to serve as a member of the Board of Directors.

Michael W. Wallace, Director, has served as a member of our board of directors since January 2014. Since 2011 Mr. Wallace has been a partner and manager of Wallace Family Partnership, LP, which holds non-operated working interests in oil and gas leases, midstream assets and other investments. Since 2009, Mr. Wallace has also served as the President, director and manager of High Sky Partners LLC, a Midland, Texas-based oil and gas company with operations in the Spraberry Trend of the Permian Basin. From 2007 to 2011, Mr. Wallace was a member and Executive Vice President of Production for Patriot Resource Partners LLC. In 2004, Mr. Wallace founded Flying W Resources, L.L.C., an independent oil and gas production company. In addition, Mr. Wallace served in a variety of technical and managerial roles within Conoco Inc. and ConocoPhillips Company from 2001 to 2004. Prior to joining Conoco Inc., Mr. Wallace served in a variety of roles within Burlington Resources Inc. Mr. Wallace received a B.S. in Petroleum Engineering from Texas Tech University and is a member of the Society of Petroleum Engineers..

Mr. Wallace has significant experience as an independent oil and gas producer and as an executive officer in various positions of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set, including that he is a petroleum engineer, enable Mr. Wallace to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	53	I

Meetings of the Board of Directors

The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held 13 meetings in fiscal 2016. Each director attended at least 75% of all meetings of the Board of Directors and of the Committee(s) thereof on which he served during the year. The Company has a policy of encouraging directors to attend the annual meeting of stockholders. Three directors attended the 2016 annual meeting.

The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The chair of the Audit Committee, currently Mr. Armes, presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

Director Compensation

The members of our Board of Directors who are not also our employees receive a combination of cash and equity-based compensation for their service to us. During 2016, we paid each non-employee director a cash retainer in the amount of $50,000 and a quarterly board fee of $1,500. If the non-employee director also provided services on the Audit Committee or the Compensation Committee, he received an additional $1,250 fee for each quarter of service. The chair of the Audit Committee received an additional chairman’s fee of $17,500, the chair of the Compensation Committee received an additional chairman’s fee of $12,500 and the chair of the Nominating & Governance Committee received an additional chairman’s fee of $7,500.

Each non-employee director is also eligible to receive an annual equity award pursuant to the 2014 Long-Term Incentive Plan, which we refer to as the LTIP, with a target award amount of $160,000 for the 2016 year. The awards granted to the non-employee directors on February 23, 2016 were time-based restricted stock awards which are scheduled to vest on the first anniversary of the grant date, but they would receive accelerated vesting in the event that we incur a change in control (as defined in the LTIP). We have adopted an equity award policy for our non-employee directors that states that each director will receive an annual equity award grant. If a director is appointed to the Board of Directors within ninety days of the regular annual grant, that director will be eligible to receive the annual equity grant. If the director is appointed more than ninety days following the annual grant but prior to 270 days following the annual grant, the director will be eligible to receive a pro-rated award that is fifty percent of the regular annual grant provided to other non-employee directors. If the director is appointed to the Board of Directors 271 days following the annual grant, no equity award will be provided to that director for that year.

We also reimburse each of our directors for reasonable travel expenses and other expenses relating to their service to the Board of Directors or any committee thereof.

Director Independence

The Board of Directors has determined that Messrs. Armes, Collins, Ramsey, Wallace and Huseman are independent as defined by the rules of the New York Stock exchange, which we refer to as the NYSE, and under Rule 10A-3 promulgated under the Exchange Act. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company which would prevent a director from being independent.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to the Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas, with input from other members of the Board of Directors and our management, facilitates communications among and information flow to directors, has the power to call special meetings of the Board of Directors and stockholders and presides at meetings of the Board of Directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of the Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. Five of our eight current directors are independent under the NYSE listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of the Board by serving on our Audit, Compensation or Nominating & Governance Committees, each having a separate independent chairperson. Specifically, the chair of our Audit Committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our Nominating & Governance Committee monitors matters such as the composition of the Board and its Committees, Board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by the Board of Directors to such Committee.

The Board’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face, while the Board of Directors, as a whole and through the Committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board related to risk management and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. Periodically, the Board of Directors receives presentations from senior management on strategic matters involving our operations. During such meetings, the Board of Directors also discusses strategies, key challenges and risks and opportunities for the Company with senior management.

While the Board of Directors is ultimately responsible for risk oversight at the Company, our three committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Committees of the Board of Directors

The Board of Directors has established three standing Committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors. These charters establish the purposes of the respective

Committees as well as Committee membership guidelines. They also define the authority, responsibilities and procedures of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.rsppermian.com by following the links to “Investor Relations” and “Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

Audit Committee — Rules implemented by the NYSE and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The Audit Committee consists of Messrs. Armes (Chair), Huseman and Ramsey, each of whom is independent under the rules of the SEC and the NYSE. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. The Board of Directors has determined that Messrs. Armes and Ramsey satisfy the definition of “audit committee financial expert” under applicable federal securities laws.

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board of Directors, including the selection of our independent registered public accounting firm, the scope of our annual audits, fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have an Audit Committee charter defining the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards. The Audit Committee held six meetings in fiscal 2016.

Compensation Committee — The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. The Compensation Committee also administers our incentive compensation and benefit plans. The Compensation Committee has the power to delegate any of its authority to subcommittees or to individual members of the Compensation Committee as it deems appropriate. The Compensation Committee charter defines the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards.

The Compensation Committee currently consists of Messrs. Ramsey (Chair), Huseman and Armes, each of whom is independent under the rules of the NYSE. The Compensation Committee held two meetings in fiscal 2016.

Compensation Committee Interlocks and Insider Participation — Messrs. Ramsey, Huseman and Armes served on the Compensation Committee throughout the entire fiscal year 2016. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Nominating & Governance Committee — The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. The Nominating & Governance Committee charter defines the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards. The Nominating & Governance Committee held two meetings in fiscal 2016.

The Nominating & Governance Committee consists of Messrs. Collins (Chair), Huseman, Armes, Ramsey and Wallace, each of whom is independent under the rules of the NYSE.

Director Nomination Procedures

The Nominating & Governance Committee identifies, evaluates and recommends candidates to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our business. It is the policy of the Board of Directors that at all times at least a majority of its members meets the standards of independence promulgated by NYSE and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and stockholders’ interests. In addition to the foregoing factors, the Nominating & Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Board of Directors does not have a formal diversity policy, the Board believes that diversity with respect to viewpoint, skills and experience should be an important factor in Board composition. The Nominating & Governance Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the Board and the size of the Board as a whole.

We also require that the members of the Board of Directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the Board of Directors and applicable Committee meetings. In accordance with its charter, the Nominating & Governance Committee periodically reviews the criteria for the selection of directors to serve on the Board and recommends any proposed changes to the Board of Directors for approval.

The Board of Directors will consider stockholder nominations for director election upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our Amended and Restated Bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Board of Directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Board of Directors. The Board of Directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons.

The Board of Directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board of Directors will seek to achieve a balance of knowledge, experience and capability on the Board. After completing its evaluation, the Board of Directors approves the final slate of director nominees.

The Nominating & Governance Committee approved the director nominees submitted for election at this Annual Meeting. Each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management.

Contacting the Board of Directors

You can contact the Board of Directors, non-management directors as a group or individual directors, including the presiding director of board executive sessions, to provide comments, to report concerns, or to ask questions, at the following address: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Corporate Secretary. You may submit your comment, concern or question anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place that are designed to enhance and protect the interests of its stockholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things:

•	The composition of the Board of Directors, including size and membership criteria;

•	Director responsibilities and expectations;

•	Service on other boards;

•	Functioning of the Board, including regularly held meetings and executive sessions of non-management directors;

•	Director compensation;

•	Structure and functioning of the Committees;

•	Director access to independent advisors, management and employees;

•	Management evaluation and succession planning; and

•	Board and Committee performance evaluations.

Corporate Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted a Corporate Code of Business Conduct and Ethics, which we refer to as the Code of Ethics. The Code of Ethics, along with the Corporate Governance Guidelines and the Financial Code of Ethics described below, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, addresses conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that requires disclosure under applicable SEC or NYSE rules, the Company intends to disclose such amendment or waiver on its website at www.rsppermian.com.

Financial Code of Ethics

In addition to the Corporate Governance Guidelines and Code of Ethics, the Board of Directors has adopted a Financial Code of Ethics. It provides the ethical principles by which the Company’s Chief Executive Officer, Chief Financial Officer (or other principal financial officer), Controller (or other principal accounting officer) and other senior financial officers are expected to conduct themselves when carrying out their duties and responsibilities.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Financial Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer and that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver on its website at www.rsppermian.com.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Ethics, the Financial Code of Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee and the other corporate governance materials described in this Proxy Statement are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.rsppermian.com. The Company will furnish without charge a copy of any of these documents to any person who requests them in writing and states that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee hereby reports as follows:

1.          Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.           The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2016 Annual Report on Form 10-K.

3.           The Audit Committee has discussed with the Company’s independent registered public accounting firm, Grant Thornton, the overall scope of and plans for its audit. The Audit Committee has met with Grant Thornton, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, which we refer to as the PCAOB, in Rule 3200T.

4.           The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton their independence.

5.           Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

Joseph B. Armes (Chair)

Matthew S. Ramsey

Kenneth V. Huseman

Audit and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Grant Thornton LLP, for the fiscal periods indicated.

	2016	2015
Audit fees	$691,225	$668,144
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

Total	$691,225	$668,144

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements, the reviews of the Company’s quarterly results of operations and reports on Form 10-Q and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents and reviews of documents filed with the SEC.

Pre-Approval Policies and Procedures

In connection with our initial public offering, the Audit Committee adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not generally pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of the Record Date:

Name	Age	Position
Steven Gray	57	Chief Executive Officer and Director
Zane Arrott	59	Chief Operating Officer
Erik B. Daugbjerg	47	Executive Vice President of Land and Business Development
William Huck	61	Executive Vice President of Operations
Scott McNeill	45	Chief Financial Officer and Director
James Mutrie	44	Vice President, General Counsel and Corporate Secretary

Biographical information for Messrs. Gray and McNeill is set forth in this Proxy Statement under the heading “The Board of Directors and Its Committees.”

Zane Arrott, Chief Operating Officer, has served as our Chief Operating Officer since our formation in 2013 and has served RSP Permian, L.L.C. in such capacity since its inception in 2010. Since 1995, Mr. Arrott has served as the Chief Operating Officer for Rising Star Energy Development Company, L.L.C. and continues to serve on the boards of Rising Star Energy Development Company, L.L.C. and Rising Star Petroleum, L.L.C. From 1982 to 1995, Mr. Arrott held several positions with Placid Oil Company and was elevated to General Manager of its Canadian Division in 1988. Mr. Arrott has extensive experience with reservoir engineering, production engineering, project economic forecasting and reserve acquisitions. He has a B.S. in Petroleum Engineering from Texas Tech University.

Erik B. Daugbjerg, Executive Vice President of Land and Business Development, has served as our Executive Vice President of Land and Business Development since March 1, 2017, prior to which he served as our Vice President of Land and Business Development since 2014. From 2013 to 2014 he served as Vice President of Business Development and from 2010 until the present he has served such capacity for RSP Permian, L.L.C. In 2007 Mr. Daugbjerg co-founded Pecos, and he continues to serve as a manager of Pecos Operating Company, LLC, Pecos’ general partner. Mr. Daugbjerg served as President of Pecos River Operating Company, an exploration and production company with operations in southeast New Mexico, from 2000 until its sale in 2005. From 1997 to 2000, Mr. Daugbjerg served as Vice President of Producer Services for Highland Energy Company. From 1992 to 1996, he served in various roles with Hadson Corporation, an oil and natural gas marketing and midstream company with operations in the Permian Basin. Mr. Daugbjerg has a B.B.A. from Southern Methodist University.

William Huck, Executive Vice President of Operations, co-founded RSP Permian, L.L.C. in 2010. He has served as our Executive Vice President of Operations since March 1, 2017, prior to which he served as Vice President of Operations since 2013. He has served RSP Permian, L.L.C. as Vice President of Operations since its inception in 2010. In 2007, Mr. Huck co-founded Pecos, and he continues to serve as a manager of Pecos Operating Company, LLC, Pecos’ general partner. Mr. Huck co-founded Pecos Production Company in 2000 and served as its Vice President—Production until it was sold to Chesapeake Energy Corporation in 2005. In addition, he serves as President of Huck Engineering, Inc. From 1998 to 2000, Mr. Huck served as an Operating Manager for Collins & Ware, Inc., an oil and natural gas production company in Midland, Texas. From 1994 to 1998, Mr. Huck operated an independent engineering consulting firm, Huck Engineering, Inc. Mr. Huck has a B.S. in Petroleum Engineering from Marietta College.

James Mutrie, Vice President, General Counsel and Corporate Secretary, has served as our, and RSP Permian, L.L.C.’s, Vice President, General Counsel and Corporate Secretary since June 2014. From February 2007 to May 2014, Mr. Mutrie first served as Assistant General Counsel and later as General Counsel and Compliance Officer at United Surgical Partners International, Inc. From October 2003 to January 2007,

Mr. Mutrie practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in capital markets offerings and mergers and acquisitions, frequently in the oil and gas industry. He received a B.A. from Cornell University, a J.D. from Northwestern University School of Law and a Certificate in Financial Management from Cornell University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis the (“CD&A”) is to explain the Compensation Committee’s philosophy for determining the compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer and our four other most highly compensated executive officers for 2016, which includes one highly compensated executive officer voluntarily disclosed due to the similar level of compensation of such officer compared with the other executive officers for the 2016 year (the “named executive officers,” or “NEOs”). This CD&A will discuss how the 2016 compensation packages for the NEOs were determined and will provide the context needed to more fully understand the data presented in the compensation tables that follow this CD&A. Following this discussion are tables that include compensation information for the NEOs. Our NEOs for 2016 are as follows:

•	Steven Gray, Chief Executive Officer and Director;
•	Scott McNeill, Chief Financial Officer and Director;
•	Zane Arrott, Chief Operating Officer;
•	William Huck, Executive Vice President of Operations(1);
•	Jim Mutrie, Vice President, General Counsel and Corporate Secretary; and
•	Erik B. Daugbjerg, Executive Vice President of Land and Business Development(2).

(1)	Mr. Huck was promoted from Vice President of Operations to Executive Vice President of Operations, effective March 1, 2017.

(2)	Mr. Daugbjerg was promoted from Vice President of Land and Business Development to Executive Vice President of Land and Business Development, effective March 1, 2017.

Executive Summary

Company Compensation Philosophy and Components

Our executive compensation program is designed to emphasize “pay for performance.” The three main components of the executive compensation program are:

•	Base salary - fixed cash compensation component,
•	Annual cash bonus incentive award - variable cash payout based on the Company and individual NEO performance,
•	Long-term incentive plan awards – we provide both time-based and performance-based equity, and compensation awards, intended to provide our NEOs with value that is dependent on the performance of our common stock over specified long-term periods

Company Performance

Highlights of our performance the past year include the following:

•	Significant Expansion of our Core Permian Position into the Delaware Basin
¡	Acquired Silver Hill for $1.25 billion of cash and 31.0 million shares of the Company’s common stock in aggregate, implying a total purchase price of approximately $2.4 billion (based on the 20-day volume weighted average price of the Company’s common stock at the time of announcement of the acquisition),
¡	Increased the Company’s net surface acres 53% and net effective horizontal acres 91%, pro forma for the Silver Hill transaction,
¡	Increased the Company’s gross horizontal drilling locations 127%, pro forma for the Silver Hill transaction, and

¡	Acquired acreage from Silver Hill and additional bolt-on transactions that is largely contiguous, allowing for drilling longer laterals and efficient infrastructure development.

•	Operational Execution and Increased Efficiencies
¡	Increased average daily production 39%,
¡	Increased total proved reserves 78%, pro forma for the Silver Hill transaction,
¡	Decreased finding and development costs 30%, and
¡	Decreased cash operating expenses 20%.

•	Balance Sheet Strength
¡	Amended and restated our revolving credit facility to increase the borrowing base from $600 million to $1.1 billion, extend the maturity date to December 2021 and increase the maximum commitments of lenders from $1.0 billion to $2.5 billion, and
¡	Selectively accessed the capital markets and raised approximately $1.0 billion in net proceeds from an October 2016 equity offering and issued an additional $450 million of senior unsecured notes to fund a portion of the Silver Hill transaction.

•	Top-Tier Stockholder Return
¡	The following graph compares the three-year change in the cumulative total stockholder return on the Company’s common stock during the period from January 17, 2014, the date the Company’s common stock began trading on the NYSE, through December 31, 2015, with the cumulative total return on (i) the S&P 500 Index, (ii) the Dow Jones US Exploration & Production Index, (iii) a customized group of thirteen peer companies used in the Company’s 2015 performance graph and (iv) a customized group of eighteen peer companies used in the Company’s 2016 performance graph. The comparison assumes that $100 was invested on January 17, 2014 in the indices or in the Company’s common stock and assumes reinvestment of dividends, if any.
¡	Companies in the 2015 peer group are Approach Resources Inc., Carrizo Oil & Gas, Inc., Diamondback Energy, Inc., Exco Resources, Inc., Gulfport Energy Corporation, Jones Energy Inc., Laredo Petroleum, Inc., Matador Resources Company, Parsley Energy, Inc., PDC Energy, Inc., Resolute Energy Corporation, SM Energy Company and Vanguard Natural Resources, LLC. In 2014, the peer group also included Forest Oil Corporation, which merged with Sabine Oil & Gas LLC in December 2014, and Rosetta Resources Inc., which merged with Noble Energy, Inc. in July 2015.
¡	Companies in the 2016 peer group are Bonanza Creek Energy Inc., Callon Petroleum Co, Carrizo Oil & Gas Inc., Clayton Williams Energy Inc., Concho Resources Inc., Diamondback Energy Inc., Energen Corp, Ep Energy Corp, Laredo Petroleum Inc., Matador Resources Co, Newfield Exploration Co, Oasis Petroleum Inc., Parsley Energy Inc., PDC Energy Inc., QEP Resources Inc., SM Energy Co, Whiting Petroleum Corp and WPX Energy Inc.

COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN

*$100 invested on 1/17/14 in stock or 12/31/12 in index, including reinvestment of dividends.

Fiscal year ending December 31.

Copyright© 2017 Standard & Poor’s, a division of S&P Global. All rights reserved.

Copyright© 2017 S&P Dow Jones Indices LLC, a division of S&P Global. All rights reserved.

¡	The stock price performance shown on the graph above is based on historical data and not necessarily indicative of, or intended to forecast, future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

¡	Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report, reference to the independence of the Audit Committee members and of other Board of Directors members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the SEC, and will not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

2016 Compensation Actions

The following is a summary of the material compensation decisions made by the Compensation Committee for 2016:

•	Engagement of Independent Compensation Consultant – The Compensation Committee engaged Longnecker & Associates (“Longnecker”) to conduct a competitive review of compensation practices for our NEOs and members of our Board of Directors, and to establish appropriate marketplace compensation levels for such individuals. The Compensation Committee does not formally benchmark any element of compensation, but it believes that it is important to understand market trends and norms in order to design an appropriate and competitive compensation package for our NEOs and Board members.

•

Base salary – With the assistance of Longnecker, the Compensation Committee determined that 2015 base salaries were generally aligned at levels that fell below the twenty-fifth percentile of NEO salaries at our peer companies, while our overall Company performance was in the top twenty-fifth percentile compared to our peers. However, with the challenging industry conditions in early 2016, the Compensation Committee decided to focus on preserving cash for the Company and adjusted NEO’s base salaries only modestly upward for the 2016 year as compared to 2015, in general less than a 10% increase, intending to keep NEO’s base salaries below the median of the peer group for their respective positions.

•	Annual cash bonus incentive award – Similar to base salaries, the target bonus compensation levels for our NEOs for the 2015 year were aligned with levels that were in the bottom quarter of our peer group. Again focusing on preserving cash, the Compensation Committee kept bonus target amounts generally consistent from the 2015 year to the 2016 year. Following the end of the 2016 year, the Compensation Committee assessed the Company’s performance against our pre-determined guidelines and, based on the Company’s strong performance, arrived at a final payout level of 135% of target bonuses to recognize the achievements of both the Company and the NEOs.

•	Annual long-term incentive plan awards – In February 2016, the Compensation Committee approved long-term incentive awards in two different forms: time-based restricted stock and performance-based restricted stock awards, each of which are governed by the 2014 Long Term Incentive Plan (the “LTIP”).

Good Governance and Best Practices

The Compensation Committee continually monitors developing practices in the areas of executive compensation and corporate governance. The following reflect the practices and policies that we feel support a responsible executive compensation program:

•	The Compensation Committee emphasizes long-term performance, with a majority of the NEOs’ total compensation being in the form of long-term incentive awards.
•	We have a policy that prohibits directors, officers and employees from engaging in short sales or in transactions involving derivatives based on our common stock.
•	The Compensation Committee has engaged a compensation consultant that is independent of management and free of conflicts of interest with the Company.
•	We do not provide gross-ups for excise taxes on severance or other payments in connection with a change of control.
•	We have previously recommended that our shareholders be allowed to provide an advisory vote on our executive compensation program on an annual basis. While the vote is not binding on the Company, we believe that it is good corporate practice to receive feedback from our shareholders regularly, and we have decided to seek their advisory vote annually. In connection with the advisory vote that was held last year during the 2016 Annual Meeting, our shareholders approved our executive compensation program by approximately 98%. Given the significant support that our shareholders expressed for our executive compensation program, the Compensation Committee did not make any material changes to our program due to the most recent advisory shareholder vote.

Executive Compensation Philosophy

Philosophy to Pay for Performance

In general, our philosophy for executive compensation is based on the premise that a significant portion of each executive’s compensation should be incentive-based or “at-risk” compensation and that executives’ total compensation levels should be competitive in the marketplace for executive talent and abilities. Our current goal is to design a total compensation program that will provide for approximately the median market annual base compensation and incentive-based compensation designed to reward both short and long-term performance. We believe the incentive-based balance is achieved by (i) the payment of annual cash bonuses that consider the achievement of both the Company’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of our NEOs to the success of the Company and the achievement of the annual financial performance objectives, (ii) the annual grant of time-based restricted stock awards, which awards are intended to provide a longer term incentive and retention value to our key employees to focus their efforts on increasing the market price of our common stock, and (iii) the grant of performance-based restricted stock awards, which directly align the compensation of our NEOs with the Company’s performance and provides a direct alliance between our NEOs and our stockholders. We believe that these equity-based incentive arrangements are important in attracting and retaining our executive officers and key employees as well as motivating these individuals to achieve our business objectives.

For a more detailed description of the compensation of our NEOs, please see “Executive Compensation Tables” below.

Compensation Philosophy

Our compensation program is structured to provide the following benefits:

•	Reward executives with an industry-competitive total compensation package of base salaries, bonuses and equity awards yielding a total compensation package approaching the median of the market. With respect to the 2015 and 2016 years, our total compensation packages have fallen below the median of our peers.
•	Attract, retain and reward talented executive officers and key management employees by providing total compensation competitive with that of other executive officers and key management employees employed by peers of similar size and in similar lines of business.
•	Motivate executive officers and key employees to achieve strong financial and operational performance.
•	Emphasize performance-based or “at-risk” compensation.
•	Reward individual performance.

Our Compensation Committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our NEOs. In making compensation decisions with respect to each element of compensation, the Compensation Committee considers numerous factors, including:

•	the individual’s particular background and circumstances, including training,
•	the individual’s role with us and the compensation paid to similar persons at comparable peer companies;
•	the demand for individuals with the individual’s specific expertise and experience,
•	achievement of individual and Company performance goals and other expectations relating to the position,
•	comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills, and
•	aligning the compensation of our executives with our performance on both a short-term and long-term basis.

Executive Compensation Components

The components of our executive compensation program for 2016 and the respective purposes of each within the framework of our compensation philosophy and objectives are described in the table below.

Compensation Component	Description	Purpose and Philosophy
Base Salary	Fixed annual cash compensation

Provides a stable, fixed element of cash compensation. Recognizes and considers the internal value of the position within the Company and the individual’s experience, leadership potential and demonstrated performance.

Annual Cash Bonus Incentive	Annual cash compensation based on annual Company and individual performance goals

Rewards executives for the achievement of annual financial, operating and strategic goals and individual performance. It allows the Compensation Committee to evaluate both objective and subjective considerations when determining final payout amounts.

Long-Term Incentive, in two components –

Performance-based Restricted Stock Time-Based Restricted Stock

Performance awards - equity compensation with payout based on total stockholder return in relation to peers generally over a three-year period

Restricted stock - equity compensation with time-based, three-year vesting

Ensures that realized value to the executive aligns with value delivered to stockholders. Realized value is dependent on the Company’s performance over the long-term (approximately three years), with performance payout being dependent on relative total stockholder return against industry peers. Reinforces executive stock ownership through a combination of award types, encourages executives to take the proper level of risk in developing and executing our business plans with a true long-term focus. The awards are critical to our ability to attract, motivate and retain our key employees.

Other Compensation	Retirement benefits	Addresses post-retirement welfare of executives

In determining compensation components and their design, the Compensation Committee also considers the typical practices of our industry peers. Compensation opportunities approximate the median of our peers based on values at the date of Compensation Committee approval; however, the values ultimately realized by the NEOs are largely based on the Company’s performance.

Compensation Setting Process

Role of the Compensation Committee and the CEO. As a part of its oversight of our executive compensation program, the Compensation Committee:

•	administers our executive compensation program,
•	establishes our overall compensation philosophy and strategy, and
•	ensures NEOs are rewarded appropriately in light of the guiding principles as described in the sections above.

In determining the compensation of the NEOs, other than the CEO, the Compensation Committee considers the CEO’s evaluation of their performance and his recommendations as to their compensation, but the Compensation Committee makes all final decisions regarding the NEOs’ compensation. The Compensation Committee determines the individual elements of the CEO’s total compensation and benefits, approves specific annual corporate goals and objectives relative to the CEO’s and the other NEO’s compensation and reviews the CEO’s performance in meeting these corporate goals and objectives. The Compensation Committee also reviews historical target and actual compensation levels to determine whether the compensation plan design is meeting the Compensation Committee’s objectives of providing fair compensation and effective retention and supporting the program’s emphasis on pay-for-performance.

Role of the Compensation Consultant and Information Obtained from Longnecker during 2016. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultant taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards on this subject. For 2016, the Compensation Committee retained Longnecker to serve as an independent consultant to the Compensation Committee to provide information and objective advice regarding executive and director compensation. All of the decisions with respect to our executive compensation, however, are made by the Compensation Committee. The Compensation Committee did not direct Longnecker to perform its services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the compensation consultant, and the Compensation Committee evaluates the compensation consultant annually. Longnecker does not provide any services to the Company other than in its role as advisor to the Compensation Committee, and the Compensation Committee has determined, under the independence factors established by the SEC and the NYSE, that no conflicts of interest exist as a result of the engagement of Longnecker and that Longnecker is considered to be an independent consulting firm.

One of the services that Longnecker provided during the 2016 year was assisting the Compensation Committee in determining an appropriate peer group. The peer group reflects a current sampling of companies within our industry that Longnecker and we believe we compete with for talented executives and that are comparable in size based on market capitalization, revenue, total assets, net income and enterprise value. Longnecker recommended certain changes in our peer group from those included in our 2015 peer group, as Longnecker determined that the 2015 group should be modified and expanded to include additional companies with operations in the Permian Basin. While our industry has seen commodity price downturns, companies that have been focused on the Permian Basin have generally fared better than the rest of the energy market. As a result, these companies have been better able to compete for executive talent with more efficient use of cash and equity compensation resources. This expansion in our peer group resulted in the median level of compensation at our peer groups being increased from 2015 levels, further causing our executive compensation program to target well below median market levels of compensation for our NEOs. We plan to review our peer group on an annual basis to ensure that we continue to have an appropriate and relevant basis on which to compare our compensation program within our industry. The peers that we used for general compensation comparisons with respect to 2016 compensation decisions were as follows:

Bonanza Creek Energy, Inc.
Callon Petroleum Company
Carrizo Oil & Gas Inc.
Clayton Williams Energy, Inc.
Concho Resources, Inc.
Diamondback Energy, Inc.
Energen Corp.
EP Energy Corporation
Laredo Petroleum, Inc.
Matador Resources Company
Newfield Exploration Co.
Oasis Petroleum Inc.
Parsley Energy, Inc.
PDC Energy, Inc.
QEP Resources, Inc.
SM Energy Company
Whiting Petroleum Corp.
WPX Energy, Inc.

In setting compensation for 2016, the Compensation Committee used 2015 compensation data as it deemed appropriate, but also took into consideration certain findings and general recommendations from Longnecker. In its report, Longnecker provided competitive data for similarly situated executives at the peer group companies (if such data was available for a particular NEO), focusing on the following elements of compensation: (i) the annual base salary, (ii) the target annual cash incentive bonus, assuming target performance is achieved, (iii) the total target annual cash compensation consisting of the two elements referenced above, (iv) the value of long-term incentive awards as of the date of grant and (v) the total direct compensation, consisting of the total target annual cash compensation and the value of long-term incentive awards as of the date of grant. Longnecker also analyzed how these elements of compensation compare to elements of compensation afforded to our executive officers, including the NEOs.

Based on the recommendations of our CEO for our other NEOs, and taking into account Longnecker’s analysis, the Compensation Committee determined that a material amount of executive compensation should be tied to performance and a significant portion of the total prospective compensation of each NEO should be tied to financial and operational objectives. These performance metrics include performance criteria relative to our peer group. In general, during periods when performance meets or exceeds established objectives, our NEOs should be paid at or above targeted levels, respectively. When our performance does not meet key objectives and falls below the threshold, no bonus payments will generally be made to such executive officers. In its analysis of our 2015 compensation program, Longnecker determined that the 2015 base salary, target annual cash incentive bonus and target total annual cash compensation granted to each of our NEOs were generally on the low-end of being competitive with the peer group although the Company exceeded all of the established performance metrics for 2015. This finding showed that we had not met our goal of targeting compensation generally within the median of our peer group in past years and that certain adjustments were warranted with respect to the level of compensation that we provided to our NEOs for the 2016 year. The decisions that were made with respect to individual elements of compensation are described more fully below within the section titled “Elements of the Company’s Compensation Program.”

Because the competitive compensation information found at our peers is just one of the inputs used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the peer group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within the Company.

Elements of the Company’s Compensation Program

The following sections describe in greater detail each of the components of our executive compensation program and how the amounts of each element were determined for 2016.

Base Salary

The Compensation Committee reviewed with Longnecker its base salary survey data and analyzed how effectively the survey data matched each executive’s duties and responsibilities. The Compensation Committee determined that each NEO’s base salary was generally in line with the median of our peer group companies and accordingly approved 2016 base salaries of the NEOs to the following amounts:

NEO	2016 Base Salary	2015 Base Salary
Steven Gray	$600,000	$600,000
Scott McNeill	$420,000	$420,000
Zane Arrott	$400,000	$400,000
William Huck	$375,000	$360,000
James Mutrie	$350,000	$340,000
Erik Daugbjerg	$325,000	$285,000

Annual Cash Bonus Incentive Program

Annual cash bonuses are a significant component of our compensation program. In determining cash bonuses, the Compensation Committee uses Company-wide performance metrics as guidelines to assess our overall performance and individual discretionary metrics to evaluate the individual performance of our NEOs. By having the Compensation Committee review Company performance metrics we are considering key performance criteria that drives stockholder value over time. Also taking into consideration non-quantifiable and individual NEO performance allows the Company to make appropriate adjustments based on the individual successes of our executives.

For the 2016 year the Compensation Committee set a target bonus amount for each NEO that was equal to a percentage of the NEO’s base salary for the 2016 year. Although the Compensation Committee retains the discretion to modify this target amount in its discretion, setting an estimated target bonus amount at the beginning of the year provides the NEOs with an approximate incentive goal for that year. For the 2016 fiscal year, the target bonus amounts were as follows:

NEO	Target Percentage of Salary	Target Bonus Amount
Steven Gray	100%	$600,000
Scott McNeill	90%	$378,000
Zane Arrott	85%	$340,000
William Huck	75%	$281,250
James Mutrie	75%	$262,500
Erik Daugbjerg	75%	$243,750

For fiscal year 2016, the Compensation Committee determined that the annual bonus would be based on six factors. Although the Compensation Committee does not use a specific formula for the bonus determination, it determined that the 2016 bonus would generally be based 50% on five pre-determined Company performance factors, and 50% on discretionary factors that the Compensation Committee determined to be appropriate for bonus considerations throughout the 2016 year. In light of decreasing commodity prices at the beginning of 2016 and the uncertainty whether such prices would continue to decrease or rebound, the Compensation Committee determined that it was necessary to allow a large portion of the 2016 bonuses to be determined based on factors that would accurately reflect how the named executive officers directed the Company through the uncertain environment that existed at the beginning of the 2016 year. The Compensation Committee also desired to retain the flexibility to focus on events that impacted the Company’s balance sheet outside of the NEO’s control.

The Compensation Committee reviewed the following five specific performance factors in order to assess the Company’s performance throughout the year: (i) lease operating expense per barrel of oil equivalent (“BOE”); (ii) cash general and administrative expense (“G&A”) per BOE; (iii) all source finding and development costs; (iv) the ratio of the Company’s debt to trailing twelve month EBITDA; and (v) the Company’s recycle ratio (defined as operating margin divided by finding costs). Although the Compensation Committee does not assign any specific value to the Company performance guidelines and neither target goals nor actual results will guarantee that any portion of the bonus becomes payable, the Compensation Committee did set an estimated target for the five performance guidelines in 2016, in order to better evaluate the Company’s overall performance at the end of the year. The target goals and the Company’s actual performance results for each performance guideline used in 2016 are set forth below.

2016 Bonus Criteria	Threshold Metric	Target Metric	Actual Metric
Lease Operating Expense/BOE	$6.92/BOE	$6.23/BOE	$5.41/BOE
Cash G&A/BOE	$2.33/BOE	$2.10/BOE	$2.00/BOE
All Source Finding & Development Cost, $/BOE*	$10.32/BOE	$9.29/BOE	$5.19/BOE
Debt to TTM EBITDA ratio	Less than 4.25:1.0	Less than 4.0:1.0	Less than 3.1:1.0
Recycle Ratio**	Top 10%	Top 5%	Top 4%

*	Excludes revisions to reserves and acquisitions.
**	Through the third quarter of 2016, the most recent public information available to the Compensation Committee.

The Compensation Committee did not set specific individual goals for the NEOs at the beginning of 2016. In the first part of 2017, the Compensation Committee consulted with the Company’s Chief Executive Officer (with respect to the NEOs other than himself) to evaluate the individual performance of the executives for the 2016 year. The Compensation Committee also reviewed the fiscal year 2016 performance factors above and evaluated the Company’s successful achievement of these goals. After reviewing the Company’s actual performance in relation to the five 2016 performance factors, the Compensation Committee determined that the Company had performed significantly above expectations. The Compensation Committee then also considered the significant achievements of the Company and the NEO’s, while facing a challenging commodity price backdrop during much of the year. Our executives oversaw our acquisition of Silver Hill for $2.4 billion in aggregate consideration, which helped to increase our net surface acres approximately 50% and net effective horizontal acres approximately 90% year-over-year, and grow our gross horizontal locations 127%. We saw top-ranked share performance in 2016, we lowered our leverage and we kept a conservative financial profile in a challenging environment. The NEO’s also led the favorable modification of our credit facility, including an increase in our borrowing base from $600 million to $1.1 billion. In light of the fact that the executive team was responsible for multiple accomplishments that exceeded the Compensation Committee’s expectations for the 2016 year, as well as our success in exceeding our Company performance factors, the Compensation Committee determined that it would be appropriate to pay annual bonus awards in excess of target amounts for the 2016 year.

Annual Long-term Incentive Awards

Late in the 2015 year, the Compensation Committee began the process of determining the total dollar amount of the 2016 annual long-term incentive awards to be granted to each NEO by engaging Longnecker to review competitive compensation data related to long-term incentive awards, including median award levels at companies within the Company’s peer group, in accordance with our compensation philosophy to generally target the mid-range of compensation at our peers. In February 2016, the Compensation Committee reviewed each NEO’s total compensation level and each NEO’s performance, along with Longnecker’s peer group information regarding target long-term incentive values granted to executives at our peer companies with similar positions as the NEOs. Although the Compensation Committee may review the size and current value of prior long-term incentive awards, it did not consider prior award values dispositive in determining the 2016 long-term incentive award for the NEOs due to the fact that 2015 compensation appeared to well below market levels and the Compensation Committee believes that future awards should be competitive with the NEO’s current peer group positions in order to retain and motivate the NEOs. At the Compensation Committee’s February 2016 meeting, the Compensation Committee concluded that each NEO should be eligible for an annual long-term incentive award targeted between approximately the median and seventy-fifth percentile level for each NEO’s position and accordingly made equity awards at levels that approximated those percentile goals using the grant date value of our stock.

The Compensation Committee next reviewed our approach for delivering long-term incentives to NEOs. As a part of its review, the Compensation Committee considered the balance of risk in the long-term incentive program, peer company practices and input from senior management and Longnecker. In accordance with the pay-for-performance philosophy of our compensation program, the Compensation Committee approved the mix of long-term incentives for NEOs for 2016 at 50 percent performance-based restricted stock awards and 50 percent time-based restricted stock awards. The Compensation Committee believes this mix of long-term incentive awards provides a good balance of risk, where restricted stock awards provide a retention and incentive feature, and performance awards provide benefits based on the performance of our stock price over a three-year period in relation to certain peers total stockholder return.

For 2016, the approved dollar amounts of the aggregate long-term incentive awards granted to each NEO, and the allocation among the two award types, are shown in the table below. To arrive at the resulting number of restricted shares and target performance awards granted, the dollar value of the award was divided by the closing price of our common stock on the day prior to the date of grant.

NEO	Target Long-Term Incentive Percentage of Salary (%)	Total Target Value ($)(1)	Allocation Among Awards (1)
			Time-Based Restricted Stock (#)	Performance-Based Restricted Stock (#)(2)
Steven Gray	550%	$3,300,000	85,139	170,279
Scott McNeill	400%	$1,680,000	43,344	86,687
Zane Arrott	400%	$1,600,000	41,280	82,559
William Huck	300%	$1,125,000	29,025	58,050
James Mutrie	250%	$875,000	22,575	45,150
Erik Daugbjerg	250%	$812,500	20,962	41,925

(1)	These dollar amounts may vary from the values disclosed in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards table below because those amounts are calculated based on the grant date fair value of the awards in accordance with SEC rules. See the footnotes to those tables for further information regarding the methodology for determining the values of the awards for purposes of those tables.
(2)	The number reflected in this column shows the target number of awards granted, but the amounts that could be earned are capped at a maximum of 100% of this target grant number (with a full payment range between 0-100% of target). This reflects a change from the design of the performance-based restricted stock units granted in previous years, as the target number of 2015 awards could receive a payout of 0-200%. Accordingly, the number of target awards reflected in this column for the 2016 year is twice the number of time-based restricted stock awards granted in 2016, but the grant date value of the time-based and performance-based awards were still divided into two equal amounts using our grant date stock price.

Time-Based Restricted Stock Awards. For the 2016 restricted stock awards, the awards vest in three equal installments on each anniversary of the date of grant, subject to the NEO remaining employed with us continuously through the vesting dates. Potential acceleration events are described further below within the section titled “Potential Payments Upon Termination or Change in Control.” Any individual, including our NEOs, that holds an outstanding restricted stock award will hold voting and dividend rights with respect to each underlying share of our common stock.

Performance-Based Restricted Stock Awards. For the 2016 performance awards, the Compensation Committee determined that performance should be measured objectively rather than subjectively and should be based on relative total stockholder return, or “TSR” (as defined in the award agreements) over a three-year performance period. The Compensation Committee believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company’s performance and provides the best alignment of the interests of management and our stockholders. The Compensation Committee also believes that the performance unit program provides a good balance to the restricted stock program.

The Compensation Committee used the 18-company peer group identified by Longnecker in its 2016 report for purposes of comparing TSR for our 2016 performance awards. As depicted in the following table, the payout will range from zero percent to 100 percent of a target number of performance awards awarded based on our relative ranking in the peer group at the end of the three-year performance period that begins January 1, 2016 and ends on December 31, 2018. The 2014 and 2015 performance awards were also designed using the same TSR performance metric as described above, although the TSR ranking ranged from 1-15. The 2014 and 2015

TSR awards were also designed with target awards granted at 100%, with a potential payout range of 0-200% of those target amounts. As noted in the table below, the Compensation Committee added in four additional ranking levels in the TSR ranking chart for the 2016 awards, and lowered the range of potential payments to 0-100% of target grant awards. This change in the potential payment range for the 2016 awards does not modify the value of our equity awards on the grant date from the equal 50 percent split between time-based awards and performance-based awards, as the target value of awards reflected below will now also be the maximum number of performance-based awards that may become earned during the performance period.

TSR Rank Against Peers (1 = First Ranked)	Percentile Ranking	Percent of Target Shares to Become Vested
1	100%	100%
2	95%	96%
3	90%	91%
4	85%	86%
5	80%	80%
6	75%	75%
7	59%	70%
8	63%	64%
9	57%	59%
10	51%	53%
11	45%	46%
12	39%	40%
13	33%	34%
14	27%	28%
15	22%	0%
16	17%	0%
17	12%	0%
18	6%	0%
19	0%	0%

The performance period for the 2014 performance awards ended on December 31, 2016, although the awards did not vest fully until January of 2017 following certification of the performance period. The Company’s performance was at number 2, therefore the 2014 awards vested at 190% for those awards. As of December 31, 2016, the Company’s TSR ranking for the 2015 and 2016 performance awards, respectively, would be at number 6 and 7, so 130% and 70% of the 2015 and 2016 TSR awards would vest based on the Company’s performance. However, the awards will generally not vest, if at all, until the end of the performance period, so it is unknown at this time what percentage of the 2015 and 2016 awards could eventually become vested. Amounts within the Outstanding Equity Awards Table at Fiscal Year-End are time-shot estimates as of December 31, 2016 and are subject to change.

Assuming a continuation of this approach to our performance awards, the awards granted each year provide an additional balance of risk to the long-term incentive award program because a new performance period starts at the beginning of each year. In administering the annual long-term incentive plan, performance awards are currently made to NEOs under the following guidelines:

•	All long-term incentive awards are approved during the regularly scheduled February Compensation Committee meeting.

•	We do not time the release of material non-public information to affect the value of the executive equity compensation awards.
•	Annual performance awards cliff vest after approximately three years, subject generally to the continued employment of the executive officer.

Other Compensation Elements

Perquisites

The Compensation Committee reviews the desirability of providing perquisites to our NEOs from time to time. During the 2016 year, the Compensation Committee did not provide any perquisites to the NEOs.

Health and Welfare Benefits

Our NEOs participate in health and welfare benefit plans, including medical, dental, disability and life insurance arrangements, on the same basis as the Company’s other employees. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects.

Retirement Plans

All eligible employees, including the NEOs, may participate in our 401(k) Plan. We provide an employer match into the 401(k) Plan that is up to 5% of the amount that the employee has deferred into the plan, and all employer contributions are 100% vested at all times. The amounts that we contributed on each NEOs behalf with respect to the 2016 year have been included in “All Other Compensation” column of the Summary Compensation Table below.

Severance and Change in Control Arrangements

While we have not entered into employment agreements with our executive officers, we have adopted a change in control and severance plan for certain employees, including our NEOs, that contains termination and change in control provisions. We believe such an arrangement assists the Company in retaining executives, provides continuity of management in the event of an actual or threatened change in control and provides the executive with the security to make decisions that are in the best long-term interest of our stockholders. The terms of the severance plan, as well as additional details on potential acceleration events for outstanding equity compensation awards, are described later in the section titled “Potential Payments Upon Termination or Change in Control.”

Prohibited Equity Transactions

We have a policy that prohibits directors, officers or employees from engaging in short sales or in transactions involving derivatives based on our common stock, such as option contracts, straddles, collars, hedges and writing puts or calls. In addition, we have a policy that prohibits directors and executive officers from pledging our securities as collateral for a loan or holding our securities in a margin account without advance approval from the Company. In addition, our policy requires that directors and executive officers must obtain authorization from the Company before entering into a trading plan that, under the SEC’s Rule 10b5-1, would permit the sale of our stock including at times when the director or executive officer is in the possession of material nonpublic information.

Deductibility of Executive Compensation

Section 162(m) of the Code generally places restrictions on the deductibility of executive compensation paid by public companies. Following a transition period that is provided to companies that have recently completed their initial public offering, we will not be able to deduct compensation paid to any of the NEOs (other than the Chief Financial Officer) in excess of $1,000,000 unless the compensation meets the definition of “performance-based compensation” as required in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Non-deductibility results in additional tax costs to us. We are currently in the above-mentioned transition period, therefore our compensation decisions for 2016 were not significantly impacted by the rules within Section 162(m) of the Code.

Risk Assessment

We do not believe that our employee compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on the Company. When making this determination, we considered the following current compensation items:

•	We provide a balanced mix of compensation elements for our executive officers, including (i) cash and equity, (ii) annual and long-term incentive opportunities and (iii) time-based and performance-based incentive awards.

•	We intend for a significant component of our executive compensation program to depend upon the long-term success of the Company, therefore equity compensation awards are generally granted with three-year vesting schedules.

•	While we use Company performance metrics as a guideline for determining annual cash bonuses for the employees, we reserve discretion to consider the risks facing the Company and the market conditions at the time of award determinations in order to ensure that we can provide appropriate pay for performance. The Company may always use negative discretion to lower a target bonus award.

•	We feel that the Company has set proper ethical and moral expectations of its employees through our policies and procedures applicable to all employees.

•	Our executive officers are subject to various restrictions regarding our securities, as further described above under the heading “Prohibited Equity Transactions.”

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of RSP Permian, Inc.

Matthew Ramsey

Kenneth Huseman

Joseph Armes

Executive Compensation Tables

Summary Compensation Table

The following table summarizes, with respect to our current NEOs, information relating to the compensation earned for services rendered during the fiscal years ended December 31, 2016, 2015 and 2014, to the extent that the individual was deemed to be a NEO for that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven Gray (Chief Executive Officer)	2016	600,000	900,000	3,953,869	13,250	5,467,119
	2015	600,000	810,000	2,602,379	13,250	4,025,629
	2014	458,750	872,000	2,528,669	13,000	3,872,419
Scott McNeill (Chief Financial Officer)	2016	420,000	567,000	2,012,882	13,250	3,013,132
	2015	420,000	510,300	1,593,952	13,250	2,537,502
	2014	400,000	1,253,333	2,886,140	13,000	4,552,473
Zane Arrott (Chief Operating Officer)	2016	400,000	525,000	1,917,030	13,250	2,855,280
	2015	400,000	432,000	1,409,595	13,250	2,254,845
	2014	339,583	667,500	1,577,464	13,000	2,597,547
William Huck (Executive Vice President of Operations)(4)	2016	375,000	515,000	1,347,921	0	2,237,921
	2015	360,000	364,500	1,171,050	0	1,895,550
James Mutrie (Vice President, General Counsel and Corporate Secretary)	2016	350,000	450,000	1,048,383	13,250	1,861,633
	2015	340,000	344,250	921,667	1,417	1,607,334
Erik Daugbjerg (Executive Vice President of Land and Business Development)(5)	2016	325,000	400,000	973,489	9,198	1,707,687

(1)	Amounts in the “Bonus” column for 2016 and 2015 were paid pursuant to our annual bonus plan and were paid in the first quarter of the year following the year to which the bonus relates. Amounts in the “Bonus” column for 2014 are comprised of two separate bonuses: an IPO bonus and an annual bonus. Messrs. Gray, McNeill and Arrott each received a bonus in connection with our IPO in recognition of their substantial efforts to complete a successful IPO that was comprised of a cash component and a restricted stock award component. The cash component of the IPO bonus was paid to such executives in January 2014. The cash IPO bonuses granted to the officers were in the amount of $200,000, $833,333 and $300,000 for Messrs. Gray, McNeill and Arrott, respectively. The restricted stock award portion of the IPO bonuses are reflected in the “Stock Awards” column for 2014. The remainder of the amounts for 2014 in the “Bonus” column reflect each NEO’s annual cash bonus for 2014 that was paid in the first quarter of 2015.

(2)

The amounts reflected in the “Stock Awards” column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP, calculated in accordance with the FASB Accounting Standards Codification Topic 718, Stock Compensation (“Topic 718”). The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. Additional information on the assumptions used in the computation of these amounts is included in Note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts above for the 2016 year reflect the aggregate grant date value for the time-based and the performance-based awards. The portion of the amounts disclosed above for our performance-based awards have a performance vesting requirement and were calculated using probable outcomes for the awards on the applicable grant date, which was the target level of awards granted. As described within the CD&A above, the target and maximum award levels are the same for the 2016 performance-based awards.

(3)	The amounts reflected in the “All Other Compensation” column represent the amounts that we contributed to each named executive officer’s account in our retirement plan that is governed by section 401(k) of the Code.

(4)	Mr. Huck was promoted from Vice President of Operations to Executive Vice President of Operations, effective March 1, 2017.

(5)	Mr. Daugbjerg was promoted from Vice President of Land and Business Development to Executive Vice President of Land and Business Development, effective March 1, 2017.

Grants of Plan-Based Awards for 2016

The following table sets forth, for each NEO, information about grants of plan-based awards made during the year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
		Target (#)(1)
Steven Gray	2/11/16	170,279	85,139	3,953,869
Scott McNeill	2/11/16	86,687	43,344	2,012,882
Zane Arrott	2/11/16	82,559	41,280	1,917,030
William Huck	2/11/16	58,050	29,025	1,347,921
James Mutrie	2/11/16	45,150	22,575	1,048,383
Erik Daugbjerg	2/11/16	41,925	20,962	973,489

(1)           We have reflected the target number of performance-based restricted stock awards that were granted to each NEO during the 2016 year in the “Target” column, although the target and maximum numbers are the same for the 2016 awards. The awards may vest at various levels between 0-100% of the target number, as further described within the “Compensation Discussion and Analysis” section above.

(2)           See footnote 2 to the Summary Compensation Table for information regarding the calculation of the grant date fair value of all equity awards granted during the 2016 year.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

We do not maintain employment agreements with our NEOs, although each executive is eligible to participate in the Company’s severance plan. Potential severance and change in control benefits provided through that severance plan are further described below within the section titled “Potential Payments Upon Termination or Change in Control.”

We granted both time-based and performance-based LTIP awards during the 2016 year. Vesting schedules applicable to each of these awards have been described within the “Compensation Discussion and Analysis” section above. Potential vesting acceleration events applicable to those awards are described below within the section titled “Potential Payments Upon Termination or Change in Control.”

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each NEO’s total compensation for the year ended December 31, 2016 that was paid in the form of base salary and bonus:

Name	Percentage of Total Compensation
Steven Gray	27%
Scott McNeill	33%
Zane Arrott	32%
William Huck	40%
James Mutrie	43%
Erik Daugbjerg	43%

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2016. The vesting dates for each award are shown in the accompanying footnotes. The market value of the stock awards is based on the closing market price of our common stock as of December 31, 2016, which was $44.62.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)(3)
Steven Gray	128,594	5,737,864	261,775	11,680,383
Scott McNeill	68,051	3,036,436	140,255	6,258,185
Zane Arrott	64,525	2,879,106	136,621	6,096,013
William Huck	46,341	2,067,735	102,366	4,567,589
James Mutrie	35,807	1,597,708	73,352	3,272,971
Erik Daugbjerg	32,206	1,437,032	66,463	2,965,597

(1)           The restricted stock awards in these columns are comprised of various grants from 2016, 2015 and 2014, each of which has a vesting schedule that will be satisfied by the executive providing services to us for a specified period of time. The executives received restricted stock in 2016 in the following amounts: Mr. Gray, 85,139; Mr. McNeill, 43,344; Mr. Arrott, 41,280; Mr. Huck, 29,025; Mr. Mutrie, 22,575; and Mr. Daugbjerg, 20,962. The 2016 awards vest in three equal installments on the anniversary of the grant date of February 11, 2016. The executives received restricted stock in 2015 in the following amounts: Mr. Gray, 44,183; Mr. McNeill, 27,062; Mr. Arrott, 23,932; Mr. Huck, 19,882; Mr. Mutrie, 15,648; and Mr. Daugbjerg 13,117. The 2015 awards vest in three equal installments on the anniversary of the grant date of March 1, 2015. A restricted stock award was granted on February 25, 2014 and was provided as part of our annual equity incentive award program. Like the 2016 and 2015 awards, this award vests in three equal installments, on March 1 of years 2015, 2016 and 2017. The February 25, 2014 annual grants still outstanding as of December 31, 2016 were as follows: Mr. Gray, 14,000; Mr. McNeill, 6,667; Mr. Arrott, 7,292; Mr. Huck, 4,063; and Mr. Daugbjerg, 2,500. Mr. Mutrie was granted a restricted stock award on June 2, 2014 as part of our annual equity incentive award program. This award vests in three equal installments, on June 2, 2015 of years 2015, 2016 and 2017. The June 2, 2014 annual grants still outstanding for Mr. Mutrie are 2,800.

(2)           The market value of the outstanding equity awards was calculated using the closing price of our common stock as of December 31, 2016 of $44.62 (which was the price of our stock on December 30, 2016, the last trading day of the year).

(3)           The awards reflected in these columns are comprised of three grants over years 2014-2016, of restricted stock awards which are subject to certain performance conditions (described in detail within the Compensation Discussion and Analysis). As of December 31, 2016, the NEOs held the following target amounts of performance awards granted in 2016: Mr. Gray, 170,279; Mr. McNeill, 86,687; Mr. Arrott, 82,559; Mr. Huck, 58,050; Mr. Mutrie, 45,150; and Mr. Daugbjerg 41,925. As of December 31, 2016, the NEOs held the following amounts of target performance awards granted in 2015: Mr. Gray, 44,183; Mr. McNeill, 27,062; Mr. Arrott, 23,932; Mr. Huck, 19,882; Mr. Mutrie, 15,648; and Mr. Daugbjerg, 13,117. With respect to the 2016 awards, we have assumed that if the performance criteria were determined on December 31, 2016 (rather than the actual performance period ending in 2018) our performance compared to our peers would be ranked at number 7, which would vest the performance units at 70% of the target number of awards. Amounts reported herein are reported as if the next level of performance that exceeds actual performance on December 31, 2016 had been achieved, which such level of performance would have resulted in the vesting of performance units at 75% of the target number of awards. With respect to the 2015 awards, we have assumed that if the performance criteria were determined on December 31, 2016 (rather than the actual performance period ending date in 2017) our performance compared to our peers would be ranked at number 6, which would vest the performance units at 130% of the target number. Amounts reported herein are reported as if the next level of performance that exceeds actual performance on December 31, 2016 had been achieved, which such level of performance would have resulted in the vesting of performance units at 145% of the target number of awards. Subject to the satisfaction of the performance criteria, the 2016 awards will cliff vest on December 31, 2018. Subject to the satisfaction of the performance criteria, the 2015 awards will cliff vest on December 31, 2017. The remainder of the awards in this column reflect the adjusted 2014 grants. With respect to the 2014 awards, we have assumed that if the performance criteria were determined on December 31, 2016, our performance compared to our peers would be ranked at number 2, which would vest the performance units at 190% of the target number. On January 4, 2017, the 2014 awards did in fact vest, at 190% of the target number; however, amounts reported herein are reported as if the next level of performance that exceeds actual performance on December 31, 2016 had been achieved, which such level of performance would have resulted in the vesting of performance units at 200% of the target number of awards.

Option Exercises and Stock Vested in 2016

The following table reflects the lapse of restrictions, during the year ended December 31, 2016, on equity compensation awards held by our NEOs:

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven Gray	38,484	913,879
Scott McNeill	56,338	1,183,605
Zane Arrott	20,148	479,799
William Huck	10,691	269,734
James Mutrie	8,016	226,128
Erik Daugbjerg	6,872	173,406

(1)           The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from stock awards, thus the named executive officers actually received a lower number of shares of our common stock than the numbers reported in this table.

(2)           The value realized on vesting is calculated based upon the applicable closing market price of the number of shares acquired (on a gross basis) on the applicable vesting date for each award. It does not represent cash amounts received.

Potential Payments Upon Termination or Change in Control

We believe that it is important to provide our NEOs with certain severance and change in control payments and/or benefits in order to establish a stable work environment for the individuals responsible for our day-to-day management. We historically have not maintained any employment, severance or change in control agreements with any of our NEOs. However, in order to better assist us in our above-stated goal, during 2014 we adopted the Executive Change in Control and Severance Plan (the “Severance Plan”), which covers our NEOs and certain other executives. Awards that have been made under the terms of the LTIP to our NEOs are also subject to certain termination and/or change in control provisions. The following text describes certain relevant information in regards to such obligations.

Payments upon Termination by Executive without Good Reason or by Company with Cause

Under the Severance Plan, no obligations are paid upon a termination of employment by an NEO without Good Reason or by us for Cause (each as defined in the Severance Plan and summarized below) other than items that are accrued or vested but unpaid as of the date of termination. No additional payments are made and outstanding equity awards are forfeited in accordance with the terms of the applicable award agreement and the LTIP.

Payments upon Termination Due to Disability or Death

Under the Severance Plan, our NEOs are entitled to receive the following in the event of a termination due to death or Disability (as defined in the Severance Plan and summarized below):

Salary	A cash lump sum payment in an amount equal to one year of the NEO’s then current base salary.

Annual bonus	A cash lump sum payment equal to the prorated annual bonus for the calendar year in which the NEO’s termination occurs.

Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for an 18-month period beginning on the date of the applicable termination on the same basis as provided immediately prior to termination.

Payments upon Termination by Executive with Good Reason or by Company without Cause

Under the Severance Plan, our NEOs are entitled to receive the following in the event of a termination by the NEO for Good Reason or by us without Cause:

Salary	A cash lump sum payment in an amount equal to 1.5 times (2 times, in the case of our CEO) the NEO’s then current base salary.

Annual bonus	A cash lump sum payment equal to the prorated annual bonus for the calendar year in which the NEO’s termination occurs.

Performance bonus	A cash lump sum payment equal to 1.5 times (2 times, in the case of our CEO) the greater of (a) the NEO’s average annual performance bonus for the preceding two calendar years or (b) the NEO’s target annual performance bonus for the calendar year in which the NEO’s termination occurs.

Outstanding equity awards	All outstanding equity awards vest and become exercisable and non-forfeitable. With respect to performance-based vesting requirements of restricted stock awards, the applicable performance period will be deemed to end immediately prior to the termination and satisfaction of the applicable performance goals will be based upon actual performance as of the end of the deemed performance period.

Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for an 18-month period (2-year period for our CEO) beginning on the date of the applicable termination on the same basis as provided immediately prior to termination.

Definition of Cause	A good faith determination by two-thirds (2/3) of the Board of Directors that the executive (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for the Company (other than due to the executive’s incapacity due to physical or mental illness), which causes a material detrimental effect on the Company and which actions continued for a period of thirty (30) days after a written notice of demand for performance has been delivered to such executive, (iii) has engaged in conduct which is materially injurious to the Company or (iv) has committed an act of fraud.

Definition of Good Reason	The occurrence of (i) a material reduction in the executive’s base compensation, (ii) a material diminution in the executive’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which the executive must perform services to a location more than 50 miles from the location at which the executive normally performed services immediately before the relocation, (iv) a material reduction in the authority, duties, or responsibilities of the person to whom the executive reports or (v) any other action or inaction that constitutes a material breach by the Company of its obligations under the Severance Plan.

Payments upon a Change in Control without Termination

The only “single-trigger” change in control benefit provided to our NEOs is the accelerated vesting of outstanding equity awards held by a NEO immediately prior to a change in control. With respect to the performance-based vesting requirements of restricted stock awards, the performance period will be deemed to end immediately prior to a change in control event and satisfaction of the applicable performance goals will be based upon actual performance as of the end of the revised performance period.

Payments upon a Change in Control and Termination for Good Reason or without Cause

If the NEO terminates employment with us for Good Reason or is terminated by us without Cause within two years following a change in control, the NEO is entitled to receive the following:

Salary	A cash lump sum payment in an amount equal to 2.5 times (3 times, in the case of our CEO) the NEO’s then current base salary.

Annual bonus	A cash lump sum payment equal to the prorated annual bonus for the calendar year in which the NEO’s termination occurs.

Performance bonus	A cash lump sum payment equal to 2.5 times (3 times, in the case of our CEO) the greater of (a) the NEO’s average annual performance bonus for the preceding two calendar years or (b) the NEO’s target annual performance bonus for the calendar year in which the NEO’s termination occurs.

Outstanding equity awards	All outstanding equity awards vest and become exercisable and non-forfeitable. With respect to performance-based vesting requirements of restricted stock awards the applicable performance period will be deemed to end immediately prior to the termination and satisfaction of the applicable performance goals will be based upon actual performance as of the end of the deemed performance period.

Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for a 2.5 year period (3 years for our Chief Executive Officer) beginning on the date of the applicable termination on the same basis as provided immediately prior to termination.

Definition of Change in Control	Any one of the following generally constitutes a Change in Control: (i) a consummation of an agreement to acquire or a tender offer for beneficial ownership by any person, of 50% or more of either (x) the then outstanding shares of Company common stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) individuals who constitute the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Tax Gross-Up

The Severance Plan does not provide a tax gross-up provision for federal excise taxes that may be imposed under section 4999 of the Code. Instead, the Severance Plan includes a modified cutback provision, which states that, if amounts payable to a plan participant under the Severance Plan (together with any other amounts that are payable by us as a result of a change in control (the “Payments”) exceed the amount allowed under section 280G of the Code for such participant, thereby subjecting the participant to an excise tax under section 4999 of the Code, then the Payments will either be: (i) reduced to the level at which no excise tax applies, such that the full amount of the Payments would be equal to $1 less than three times the participant’s “base amount,” which is the average W-2 earnings for the five calendar years immediately preceding the date of termination, or (ii) paid in full, which would subject the participant to the excise tax. We will determine, in good faith, which alternative produces the best net after tax position for a participant. The Severance Plan may be amended or terminated by resolution of two-thirds of our Board of Directors, except that (i) no amendment adopted within one year prior to a change in control may adversely affect any plan participant without his or her consent, (ii) no amendment may be made at the request of a third party that takes steps to effectuate a change in control or otherwise in connection with a change in control and (iii) no amendment may be made within two years following the occurrence of a change in control that would adversely affect any individual who is a plan participant on the change in control date.

Quantification of Payments

The table below discloses the amount of compensation and/or other benefits due to the NEOs in the event of their termination of employment and/or in the event we undergo a change in control as defined below. The amounts disclosed assume that such termination and/or the occurrence of such change in control was effective as of December 31, 2016, that the price of our stock on December 31, 2016 was $44.62, and that none of the individuals are owed any amounts or benefits from the Company at the time of the triggering event (such as unpaid salaries or reimbursements). The amounts below have been calculated using numerous other assumptions that we believe are reasonable, and include amounts earned through December 31, 2016 and estimates of the amounts that would be paid out to the NEOs upon their respective terminations and/or upon the occurrence of a change in control. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a NEO is actually terminated and/or a change in control actually occurs.

Name	Benefit	Death or Disability ($)	Without “Cause” or “Good Reason” Terminations ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Steven Gray	Salary	600,000	1,200,000	—	1,800,000
	Performance Bonus (1)	—	1,200,000	—	1,800,000
	Pro-Rata Bonus (2)	600,000	600,000	—	600,000
	Health and Welfare Benefits (3)	8,772	11,696	—	17,544
	LTIP Awards (4)	—	16,586,468	16,586,468	16,586,468

	Total	1,208,772	19,598,164	16,586,468	20,804,012

Scott McNeill	Salary	420,000	630,000	—	1,050,000
	Performance Bonus (1)	—	567,000	—	945,000
	Pro-Rata Bonus (2)	378,000	378,000	—	378,000
	Health and Welfare Benefits (3)	14,562	14,562	—	24,270
	LTIP Awards (4)	—	8,839,780	8,839,780	8,839,780

	Total	812,562	10,429,342	8,839,780	11,237,050

Name	Benefit	Death or Disability ($)	Without “Cause” or “Good Reason” Terminations ($)	Change in Control without Termination ($)	Change in Control with Termination ($)

Zane Arrott	Salary	400,000	600,000	—	1,000,000
	Performance Bonus (1)	—	510,000	—	850,000
	Pro-Rata Bonus (2)	340,000	340,000	—	340,000
	Health and Welfare Benefits (3)	14,562	14,562	—	24,270
	LTIP Awards (4)	—	8,541,513	8,541,513	8,541,513

	Total	754,562	10,006,075	8,541,513	10,755,783

William Huck	Salary	375,000	562,500	—
	Performance Bonus (1)	—	421,500	—
	Pro-Rata Bonus (2)	281,000	281,000	—
	Health and Welfare Benefits (3)	14,562	14,562	—
	LTIP Awards (4)	—	6,305,814	6,305,814	6,305,814

	Total	670,562	7,585,376	6,305,814	8,251,084

Jim Mutrie	Salary	350,000	525,000	—	875,000
	Performance Bonus (1)	—	393,750	—	656,250
	Pro-Rata Bonus (2)	262,500	262,500	—	262,250
	Health and Welfare Benefits (3)	8,853	8,853	—	14,755
	LTIP Awards (4)	—	4,627,737	4,627,737	4,627,737

	Total	621,353	5,817,840	4,627,737	6,436,242

Erik Daugbjerg	Salary	325,000	487,500	—	812,500
	Performance Bonus (1)	—	365,625	—	609,375
	Pro-Rata Bonus (2)	243,750	243,750	—	243,750
	Health and Welfare Benefits (3)	14,562	14,562	—	24,270
	LTIP Awards (4)	0	4,185,606	4,185,606	4,185,606

	Total	583,312	5,297,043	4,185,606	5,875,501

(1)	We have assumed for purposes of this table that each NEO’s 2016 target bonus is a greater amount than the NEO’s average annual performance bonus for the preceding two calendar years.

(2)	Although the NEOs would only be entitled to receive a pro-rata bonus for the year in which the termination occurs, with the assumption that a termination occurs on the last day of the year, the full amount of the 2016 year bonus has been reported in this row.

(3)	Health and welfare benefits were calculated using the COBRA rates for each NEO and his or her applicable dependents as of December 31, 2016.

(4)	The amounts reflected in the “LTIP Awards” rows are aggregate values of the acceleration for all time-based and performance-based LTIP awards that were outstanding as of December 31, 2016. For a breakdown of shares outstanding for each NEO, see the “Outstanding Equity Awards at Fiscal Year-End” table. With respect to the performance-based awards, the acceleration would take place based upon the Company’s actual performance satisfaction on the date that the acceleration takes place, but for purposes of this table we have assumed an acceleration based upon performance results at December 31, 2016. With respect to the performance-based awards granted in 2016, actual performance on December 31, 2016 would have accelerated at 70% of target. With respect to the performance-based awards granted in 2015, actual performance on December 31, 2016 would have accelerated at 130% of target. With respect to the performance-based awards granted in 2014, actual performance on December 31, 2016 would have accelerated at 190% of target.

DIRECTOR COMPENSATION

The members of our Board of Directors who are not also our employees receive a combination of cash and equity-based compensation for their service to us. During 2016, we paid each non-employee director a cash retainer in the amount of $50,000 and a quarterly board fee of $1,500. If the non-employee director also provided services on the Audit Committee or the Compensation Committee, he received an additional $1,250 fee for each quarter of service. The chair of the Audit Committee received an additional chairman’s fee of $17,500, the chair of the Compensation Committee received an additional chairman’s fee of $12,500 and the chair of the Nominating & Governance Committee received an additional chairman’s fee of $7,500.

Each non-employee director is also eligible to receive an annual equity award pursuant to our LTIP with a target award amount of $160,000 for the 2016 year. The awards granted to the non-employee directors on February 23, 2016 were time-based restricted stock awards which are scheduled to vest on the first anniversary of the grant date, but they would receive accelerated vesting in the event that we incur a change in control (as defined in the LTIP). We have adopted an equity award policy for our non-employee directors that states that each director will receive an annual equity award grant. If a director is appointed to the Board of Directors within ninety days of the regular annual grant, that director will be eligible to receive the annual equity grant. If the director is appointed more than ninety days following the annual grant but prior to 270 days following the annual grant, the director will be eligible to receive a pro-rated award that is fifty percent of the regular annual grant provided to other non-employee directors. If the director is appointed to the Board of Directors 271 days following the annual grant, no equity award will be provided to that director for that year.

We also reimburse each of our directors for reasonable travel expenses and other expenses relating to their service to the Board of Directors or any committee thereof.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Joseph Armes	83,500	160,000	—	243,500
Ted Collins	63,000	160,000	—	223,000
Kenneth Huseman	66,000	160,000	—	226,000
Matthew Ramsey	78,500	160,000	—	238,500
Michael Wallace	56,000	160,000	—	216,000

(1)           The amounts reflected in the “Stock Awards” column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP during 2016, calculated in accordance with Topic 718. The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the directors. Additional information on the assumptions used in the computation of these amounts is included in Note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each of the current non-employee directors hold the following number of outstanding restricted stock awards: Mr. Armes, 8,073; Mr. Collins, 8,073; Mr. Huseman, 8,073; Mr. Ramsey, 8,073; and Mr. Wallace, 8,073.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 17, 2017 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, TX 75219.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)(1)
5% Stockholders
Silver Hill Energy Partners II, LLC(2)(3)	14,405,318	9.1%
Silver Hill Energy Partners Holdings, LLC(2)(4)	13,470,771	8.5%
Ted Collins, Jr.(5)	10,493,003	6.6%
Wallace Family Partnership, LP(6)	8,189,126	5.2%
Directors and Named Executive Officers
Michael Grimm(7)	586,467	*
Steven Gray(8)	286,688	*
Scott McNeill(9)	713,024	*
Ken Huseman(10)	24,273	*
Joseph B. Armes(11)	25,438	*
Ted Collins, Jr.(5)	10,493,003	6.6%
Matthew S. Ramsey(12)	27,438	*
Michael W. Wallace(13)	10,460,625	6.6%
Zane Arrott(14)	508,027	*
William Huck(15)	332,752	*
James Mutrie(16)	62,627	*
Erik Daugbjerg (17)	223,571	*
All executive officers and directors as a group(12 persons)	23,743,933	15.0%

*Less than one percent

(1)	Applicable percentage ownership is based on 158,590,154 shares of common stock outstanding as of April 17, 2017.

(2)

According to an Amendment No. 2 to Schedule 13G filed with the SEC on March 1, 2017 (the “Schedule 13G”), Mr. Richard A. Kayne is the controlling shareholder of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. (“KACALP”). KACALP is the managing member of the general partner of Kayne Anderson Energy Fund VI LP

(“KAEF VI LP”) and Kayne Anderson Energy Fund VII LP (“KAEF VII LP”). KAEF VI LP is a member of Silver Hill Energy Partners Holdings, LLC, which we also refer to as the “SHEP I Seller” in this Proxy Statement, and holds the right to appoint five of the nine representatives to the board of managers of the SHEP I Seller, which constitutes a majority of the board of managers of the SHEP I Seller. KAEF VII LP is a member of Silver Hill Energy Partners II, LLC, which we also refer to as the “SHEP II Seller” in this proxy statement, and holds the right to appoint three of the five representatives to the board of managers of SHEP II, which constitutes a majority of the board of managers of the SHEP II Seller. As a result, the Schedule 13G ascribes to Mr. Kayne sole voting and investment power over the 27,876,089 shares (a combined 17.6% of total outstanding common stock) held of record by the SHEP I Seller and the SHEP II Seller, as described in footnotes 3 and 4 below.

(3)	At the closing of the SHEP II acquisition, the SHEP II Seller received 14,405,318 shares of our common stock. An additional 1,614,320 shares were put in escrow as the source of payment for the SHEP II Seller’s indemnification of RSP, RSP LLC and their affiliates. The SHEP II Seller has sole voting power over the 14,405,318 shares, but the voting power over the escrowed shares is held by RSP LLC. Furthermore, pursuant to the terms of the agreement governing the SHEP II acquisition, the SHEP II Seller is prohibited from transferring any of the shares it received in the SHEP II acquisition, including the escrowed shares, for 180 days following November 28, 2016, the closing date of the SHEP I acquisition. Therefore, the SHEP II Seller currently lacks investment power over those shares. In addition, for the duration of the escrow, which expires on March 1, 2018, the escrowed shares may not be transferred by the SHEP II Seller other than by operation of law or with the prior written consent of the escrow agent and RSP LLC (which consent must not be unreasonably withheld).

The address for the SHEP II Seller is 5949 Sherry Lane, Suite 1550, Dallas, Texas 75225.

(4)	At the closing of the SHEP I acquisition, the SHEP I Seller received 13,470,771 shares of our common stock. An additional 1,509,591 shares were put in escrow as the source of payment for the SHEP I Seller’s indemnification of RSP, RSP LLC and their affiliates. The SHEP I Seller has sole voting power over the 13,470,771 shares, but the voting power over the escrowed shares is held by RSP LLC. Furthermore, pursuant to the terms of the agreement governing the SHEP I acquisition, the SHEP I Seller is prohibited from transferring any of the shares it received in the SHEP I acquisition, including the escrowed shares, for 180 days following November 28, 2016, the closing date of the SHEP I acquisition. Therefore, the SHEP I Seller currently lacks investment power over those shares. In addition, for the duration of the escrow, which expires on November 28, 2017, the escrowed shares may not be transferred by the SHEP I Seller other than by operation of law or with the prior written consent of the escrow agent and RSP LLC (which consent must not be unreasonably withheld).

The address for the SHEP I Seller is 5949 Sherry Lane, Suite 1550, Dallas, Texas 75225.

(5)	Mr. Collins is the record owner of 8,325,851 shares (4,763 shares of which are unvested restricted stock) and has sole investment power over 8,321,088 shares and, as a result of the stockholders’ agreement dated as of January 23, 2014, by and among RSP, Mr. Collins, Wallace Family Partnership, LP and the other parties thereto (the “stockholders’ agreement”), shared voting power over all of those shares. Also, as a member of Collins & Wallace Holdings, LLC, Mr. Collins may be deemed to have shared voting and investment power over the 2,166,152 shares of our common stock held of record by Collins & Wallace Holdings, LLC. Mr. Collins may also be deemed to have shared voting and investment power over the 1,000 shares of our common stock that are held of record by Mr. Collins’ spouse.

In addition, due to his rights under the stockholders’ agreement, which is described below under “Certain Relationships and Related Transactions — Stockholders’ Agreement,” Mr. Collins may be

deemed to share voting power over the 8,294,296 shares of our common stock held of record by the other parties to the stockholders’ agreement. Also, as a result of the stockholders’ agreement, Mr. Collins does not have sole voting power over any shares.

Mr. Collins disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

The address for Mr. Collins is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(6)	Wallace Family Partnership, LP, the record owner of 8,189,126 shares, is a family-owned entity owned by Mr. Wallace and other members of his family. The general partner of Wallace Family Partnership, LP is Michael Wallace Management, LLC, and Mr. and Mrs. Wallace are the managers of Michael Wallace Management, LLC. Because of the foregoing relationships, Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace may be deemed to have shared voting and investment power over the 8,189,126 shares.

Due to Wallace Family Partnership, LP’s rights under the stockholders’ agreement, Wallace Family Partnership, LP may be deemed to share voting power over the 8,431,021 shares of our common stock held of record by the other parties to the stockholders’ agreement. Also, as a result of the stockholders’ agreement, Wallace Family Partnership, LP does not have sole voting power over any shares.

Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace disclaim beneficial ownership of the reported shares in excess of its, his or her pecuniary interest in the shares.

The address for Wallace Family Partnership, LP is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(7)	Of the 586,467 shares of our common stock beneficially owned by Mr. Grimm, 60,218 are held of record by Mr. Grimm (11,801 shares of which are unvested restricted stock) and 526,249 shares are held of record by a family partnership titled the Grimm Family Limited Partnership, of which Mr. Grimm is a manager of the general partner. Mr. Grimm therefore may be deemed to have shared voting and investment power over 526,249 shares, sole voting power over 60,218 shares and sole investment power over 48,417 shares. Mr. Grimm disclaims beneficial ownership of the 526,249 shares except to the extent of his pecuniary interest therein.

(8)	Of the 286,688 shares of our common stock beneficially owned by Mr. Gray, 137,711 shares are unvested restricted stock. As a result, Mr. Gray has sole voting power over 286,688 shares and sole investment power over 148,977 shares.

(9)	Of the 713,024 shares of our common stock beneficially owned by Mr. McNeill, (i) 119,477 shares are held by Mr. McNeill (66,476 shares are unvested restricted stock), (ii) 392,647 shares are held of record by McFam, LP, of which Mr. McNeill is manager of the general partner, (iii) 180,000 shares are held of record by an irrevocable trust for the benefit of Mr. McNeill’s children, of which Mr. McNeill is the trustee, (iv) 20,000 shares are held of record by Jasolo, LP, of which Mr. McNeill is a manager of the general partner and (v) 900 shares are held by Mr. McNeill as custodian for minor children under the Uniform Transfer to Minors Act. As a result, Mr. McNeill has sole voting power over 713,024 shares and sole investment power over 646,548 shares. Mr. McNeill disclaims beneficial ownership of the shares held by him as custodian except to the extent of his pecuniary interest therein.

(10)	Of the 24,273 shares of our common stock beneficially owned by Mr. Huseman, 4,763 shares are unvested restricted stock. As a result, Mr. Huseman has sole voting power over 24,273 shares and sole investment power over 19,510 shares.

(11)	Of the 25,438 shares of our common stock beneficially owned by Mr. Armes, 20,938 shares are held of record by Mr. Armes (4,763 shares are unvested restricted stock) and 4,500 shares are held of record by a family limited partnership, of which Mr. Armes owns 50% of the general partner. Mr. Armes therefore may be deemed to have shared voting and investment power over 4,500 shares, sole voting power over 20,938 shares and sole investment power over 16,175 shares. Mr. Armes disclaims beneficial ownership of the 4,500 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

(12)	Of the 27,438 shares of our common stock beneficially owned by Mr. Ramsey, 4,763 shares are unvested restricted stock. As a result, Mr. Ramsey has sole voting power over 27,438 shares and sole investment power over 22,675 shares.

(13)	Of the 10,460,625 shares of our common stock beneficially owned by Mr. Wallace, (i) 22,438 shares are held of record by Mr. Wallace (4,763 shares of which are unvested restricted stock), (ii) 82,109 shares are held of record by Mr. Wallace’s wife, (iii) 8,189,126 shares are held of record by Wallace Family Partnership, LP (see footnote 6 above), (iv) 2,166,152 shares are held of record by Collins & Wallace Holdings, LLC, (v) 500 shares are held by Mr. Wallace as custodian for a minor child under the Uniform Transfer to Minors Act, and (vi) 300 shares are held by a member of Mr. Wallace’s immediate family sharing the same household. Wallace Family Partnership, LP is a member of Collins & Wallace Holdings, LLC, Michael Wallace Management, LLC is the general partner of Wallace Family Partnership, LP, and Mr. Wallace is a manager of Michael Wallace Management, LLC. As a result, Mr. Wallace has sole voting power over 22,938 shares and sole investment power over 18,175 shares. Mr. Wallace may be deemed to have shared voting and investment power over 10,437,687 shares and may be deemed to have shared voting power over the shares held by the parties to the stockholders’ agreement (see footnote 5 above). Mr. Wallace disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

The address for Mr. Wallace is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(14)	Of the 508,027 shares of our common stock beneficially owned by Mr. Arrott, 133,727 shares are held of record by Mr. Arrott (61,514 shares of which are unvested restricted stock) and 374,300 are held of record by a family partnership titled Arrott Family Holdings, L.P., of which Mr. Arrott is a general partner. Mr. Arrott therefore may be deemed to have shared voting and investment power over 374,300 shares, sole voting power over 133,727 shares and sole investment power over 72,213 shares. Mr. Arrott disclaims beneficial ownership of the 374,300 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

(15)	Of the 332,752 shares of our common stock beneficially owned by Mr. Huck, 49,851 shares are unvested restricted stock. As a result, Mr. Huck has sole voting power over 332,752 shares and sole investment power over 282,901 shares.

(16)	Of the 62,627 shares of our common stock beneficially owned by Mr. Mutrie, 40,805 shares are unvested restricted stock. As a result, Mr. Mutrie has sole voting power over 62,627 shares and sole investment power over 21,822 shares.

(17)	Of the 223,571 shares of our common stock beneficially owned by Mr. Daugbjerg, 43,450 shares are unvested restricted stock. As a result, Mr. Daugbjerg has sole voting power over 223,571 shares and sole investment power over 180,121 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into a registration rights agreement with, among other parties, Ted Collins, Jr., Wallace LP, ACTOIL, Rising Star Energy Development Company, L.L.C. (“Rising Star”) and Pecos. Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

In January 2015, Rising Star distributed all of its shares of the Company’s common stock to its sole member, which in turn distributed all such shares to its limited partners and to its general partner, which in turn made a distribution to its members, on a pro rata basis. In connection with such distribution, Rising Star assigned its rights and obligations under the registration rights agreement to all of the persons who received shares of the Company’s common stock from Rising Star’s sole member or the general partner of Rising Star’s sole member.

Demand Rights.     Subject to the limitations set forth below, each of Ted Collins, Jr., Wallace LP and ACTOIL (or their permitted transferees) have the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of their shares of common stock. Generally, we are required to provide notice of the request within five business days following the receipt of such demand request to other holders of our common stock who have demand rights, who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock. Further, we are not obligated to effect more than two demand registrations for each of Mr. Collins, Wallace LP or ACTOIL.

We are also not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50 million. As long as we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold.

In addition, each of Mr. Collins, Wallace LP and ACTOIL (or their permitted transferees) have the right to require us, subject to certain limitations, to effect a distribution of any or all of their shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) will constitute a demand request subject to the limitations set forth above.

Piggyback Rights.     Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify the parties to the registration rights agreement of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses.     These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Stockholders’ Agreement

In connection with the closing of our initial public offering, we entered into a stockholders’ agreement with, among other parties, Mr. Collins, Wallace LP, and Pecos. The stockholders’ agreement provided each of Mr. Collins and Wallace LP with the right to designate a certain number of nominees to our Board of Directors, subject to the following:

•	Mr. Collins has the right to designate one nominee to our Board of Directors, provided that such number of nominees shall be reduced to zero if Mr. Collins and his affiliates collectively own less than 5% of the outstanding shares of our common stock, and provided further that Mr. Collins and his affiliates shall be deemed to beneficially own only the number of shares that is proportional to their ownership of Collins & Wallace Holdings, LLC; and

•	Wallace LP has the right to designate one nominee to our Board of Directors, provided that such number of nominees shall be reduced to zero if Wallace LP and its affiliates collectively own less than 5% of the outstanding shares of our common stock, and provided further that Wallace LP and its affiliates shall be deemed to beneficially own only the number of shares that is proportional to their ownership of Collins & Wallace Holdings, LLC.

The stockholders’ agreement requires the stockholders party thereto to take all necessary actions, including voting their shares of our common stock, to cause the election of the nominees designated by Mr. Collins and Wallace LP. Mr. Collins and Wallace LP each currently have the right to designate one nominee.

Other Transactions with Related Parties

On November 17, 2015, Collins & Wallace Holdings, LLC, of which Messrs. Collins and Wallace are members, entered in to a Surface Use and Settlement Agreement with the Company (see Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-36264) filed with the Securities and Exchange Commission on November 23, 2015). The Company paid $60,000 to Collins & Wallace Holdings, LLC under the Surface Use and Settlement Agreement in 2016.

During 2016, the Company made mineral royalty payments to Mr. Collins in the amount of $508,271, $278,634 to the Wallace Family Partnership LP, $117,040 to Leslyn Wallace, the spouse of Mr. Wallace, and $277 to Mr. Wallace directly.

Procedures for Approval of Related Party Transactions

On August 8, 2014, our Board of Directors adopted a written Related Party Transaction Policy pursuant to which a “Related Party Transaction” is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved will or may be expected to exceed $120,000, and in which any Related Person had, has or will have a direct or indirect interest (other than as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Person” means:

•	a director or director nominee of the Company;
•	a senior officer of the Company, which, among others, includes each vice president and officer of the Company that is subject to reporting under the Exchange Act;
•	a stockholder owning more than 5% of the common stock of the Company or its controlled affiliates, which we refer to as a 5% Stockholder;
•

a person who is an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, senior officer or 5% Stockholder, and any person (other than a tenant or employee) sharing the household of such director, director nominee, senior officer or 5% Stockholder; and

•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of the entity.

The Board of Directors has determined that the Audit Committee will periodically review all Related Party Transactions and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee reviews the material facts of all Related Party Transactions that require its approval and either approves or disapproves of the entry into the Related Party Transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of a Related Party Transaction for which such director is a Related Person, except that such director is required to provide all material information concerning the Related Party Transaction to the Audit Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (2) the extent of the Related Person’s interest in the transaction; and (3) whether the Related Party Transaction is material to the Company.

Our Related Party Transactions policy also provides that certain interested transactions will have standing pre-approval from the Audit Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or if the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board of Directors approve) the compensation; (2) director compensation that is disclosed in the proxy statement and approved by the Board of Directors or a Committee thereof; (3) transactions with companies at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved does not exceed the greater of $1.0 million or 5% of that company’s total annual revenues; (4) certain charitable contributions; (5) transactions where all stockholders receive proportional benefits; (6) transactions involving competitive bids; (7) regulated transactions; and (8) certain banking services.

Since January 1, 2016, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation,” and the transactions described or referred to in “Certain Relationships and Related Party Transactions.”

Director Indemnification Agreements

Our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law, which we refer to as the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Amended and Restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Amended and Restated Certificate of Incorporation, the indemnification provisions in our Amended and Restated Bylaws and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at our 2018 annual meeting of stockholders must be received by the Company by December 29, 2017 to be considered for inclusion in our proxy statement relating to such meeting. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8.

A stockholder must notify the Company no earlier than January 25, 2018 and no later than February 24, 2018 of a proposal, including director nominations, for the 2018 annual meeting which the stockholder intends to present (other than by inclusion in our proxy materials), unless the date of the 2018 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this Annual Meeting, in which case, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the 2018 annual meeting or, if the first public announcement of the date of the 2018 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Amended and Restated Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. If you wish to have the Board of Directors consider a nominee for director or other proposal, you must send a written notice containing the information required by our Amended and Restated Bylaws to the Corporate Secretary of the Company at our principal executive offices at RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219.

If timely notice of a stockholder proposal is not received by the Company, then the proxy named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the annual meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers, banks and other nominees to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. We will utilize householding only if: (i) you do not object to the householding of your materials; and (ii) you have the same last name and exact address as another Company stockholder. If these conditions are met, and SEC regulations allow, your household will receive a single copy of the Company’s proxy and information statements, annual reports and prospectuses. We will continue to send a separate proxy and voting instruction card for each account holder residing at your address.

This process of householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy statement (including at a different address), or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify by phone or in writing our transfer agent, American Stock Transfer & Trust, at 1-800-627-7020 or 6201 15th Avenue, Brooklyn, NY 11219.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2016 can be found in the Company’s 2016 Annual Report on Form 10-K. A copy of the 2016 Annual Report on Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. The

Company will furnish without charge a copy of the 2016 Annual Report on Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on April 3, 2016. The Company will also furnish copies of any exhibits to the 2016 Annual Report on Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

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RSP PERMIAN, INC.

Proxy for Annual Meeting of Stockholders on May 25, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James Mutrie with full power of substitution and power to act alone as proxy to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RSP Permian, Inc., to be held May 25, 2017 at 3141 Hood Street, Suite 700, Dallas, Texas 75219, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎

ANNUAL MEETING OF STOCKHOLDERS OF

RSP PERMIAN, INC.

May 25, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.rsppermian.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

∎ 20330300000000001000 2	052517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Steven Gray Class III director O Michael Grimm Class III director O Scott McNeill Class III director		2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			3.	Approval, on an advisory basis, of the Company’s executive compensation.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in
Proposal 1, and “FOR” Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ∎	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

ANNUAL MEETING OF STOCKHOLDERS OF

RSP PERMIAN, INC.

May 25, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rsppermian.com.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

∎	20330300000000001000 2	052517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Steven Gray Class III director O Michael Grimm Class III director O Scott McNeill Class III director		2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			3.	Approval, on an advisory basis, of the Company’s executive compensation.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in
Proposal 1, and “FOR” Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎